Exhibit IX

Financial Report 2013

Contents

Report of the Board of Directors	11. Other assets

Proposal by the Board of Directors to the Board of Governors	12. Debts evidenced by certificates and swaps

Statement of comprehensive income	13. Other liabilities

Statement of financial position	14. Authorised capital–paid-in capital

Changes in equity	15. Statutory reserve and credit risk funds

Cash flow statement	16. Collateral and commitments

Notes to the financial statements	17. Fair value of financial instruments

1. Segment information	18. Maturity profile

2. Interest income and interest expense	19. Interest rate risk

3. Commission income and fees received	20. Currency risk

4. Net profit/loss on financial operations	21. Average statement of financial position

5. General administrative expenses	22. Related party disclosures

6. Impairment of loans	23. Cash flow statement

7. Financial placements	24. Exchange rates

8. Loans outstanding and guarantee commitments	25. Post balance sheet events

9. Intangible assets, tangible assets (property and equipment)	Auditors’ reports

10. Depreciation	Statement by the Control Committee

Report of the Board of Directors 2013

In 2013, the global economy continued its protracted post-crisis transition. The largest advanced economies gradually strengthened, while emerging economies slowed down. The anticipation of more restrictive monetary policy in the U.S. pushed long-term government bond yields higher. Corporate bond spreads in Northern Europe generally tightened, while short- to medium-term bank lending was readily available.

During the year, the overall economic growth in the Nordic–Baltic region remained weak, with only a few of the smaller economies growing by more than 2%. While faring better than the rest of Europe, real capital investment stagnated and remains well below 2008 levels.

Despite the stagnant investment climate, the Bank signed loan agreements for a total of EUR 1,810 million (2012: EUR 2,366 million) and disbursed EUR 1,922 million (2012: EUR 2,355 million). Moreover, half of these loans are to new borrowers, which broadens NIB’s client base and reduces concentration in the loan portfolio.

NIB raised EUR 4.1 billion in new funding during 2013.

Despite somewhat lower lending volumes, the Bank’s profit for the period increased to EUR 217 million (2012: EUR 209 million). Impairment charges decreased compared to the previous year and the average margin for the loan portfolio increased.

Mission fulfilment

In 2013, the Board of Directors, chaired by Rolandas Kriščiūnas, streamlined NIB’s mission. According to the new wording, “NIB finances projects that improve the competitiveness and environment of the Nordic and Baltic countries”. In the same context, a vision of “a prosperous and sustainable Nordic–Baltic region” was introduced.

NIB finances specific investment projects that fulfil the Bank’s mission. This is secured by reviewing all projects from the sustainability perspective, by doing a so called mandate rating. In 2013, the proportion of loans achieving “good” or “excellent” mandate fulfilment was 98%.

Projects with a high competitiveness impact included infrastructure investments, such as public transport, roads, ports, transmission lines, healthcare development and municipal infrastructure. In addition, support for R&D continues to have a strong focus, given that innovation is the key driver of improvements in productivity and long-term growth in today’s knowledge-based economies.

A number of loan programmes have also been extended to financial intermediaries, including leasing companies, with the specific target of strengthening the potential of smaller businesses to invest and expand their economic activities. These programmes will continue to be an important way for NIB to support the growth of the companies that account for job creation and value added in its member countries.

During the year, the Bank started developing a special initiative to broaden its outreach to the SME sector in its member countries in cooperation with local banks.

NIB defines loans to projects with significant direct or indirect positive environmental impacts as environmental loans, regardless of the industrial sector in which they occur. In 2013, a total volume of EUR 713 million was agreed for projects with an environmental mission fulfilment of “good” or “excellent”, which is equivalent to 39% of total agreed volume.

Many projects had a strong focus on climate change mitigation and on helping our member countries’ transition towards a resource-efficient, low-carbon economy. NIB estimates that its projects agreed in 2013 will help reduce CO2 emissions by 370,000 tonnes annually.

The majority of NIB’s financing was directed at reducing greenhouse gas emissions by investing in renewable energy generation or improving energy efficiency. NIB was involved in eight hydropower projects aimed at increasing efficiency by upgrading existing plants. NIB-financed energy projects will add over 1 TWh annually to renewable energy generation.

NIB’s environmental lending also included several projects increasing the resource efficiency of transport systems (e.g. rail and public transport infrastructure projects in Sweden, Lithuania and Latvia).

Lending activities

In 2013, NIB’s lending activities developed well. The Bank signed 43 loan agreements with a combined total of EUR 1,810 million. Half of these loans are to new borrowers, which broadens NIB’s client base and reduces concentration in the loan portfolio. Lending developments in terms of business sectors are displayed in the table.

Disbursements of loans totalled EUR 1,922 million, compared to EUR 2,355 million during 2012. The lower outcome was the result of some coinciding factors. Continued low growth in the major part of the member area held back investments. At the same time, liquidity in general improved in the financial markets, with increasing amounts of capital being made available in the Nordic–Baltic region. This also affected the loan portfolio through larger than average early redemptions of loans, partly due to successful refinancing arrangements. Lending activities, however, increased notably towards the end of the year.

Lending

(In EUR million unless otherwise specified)	2013	2012
Energy and environment	302	525
Infrastructure and telecom	474	744
Industries and services	805	899
Financial institutions and SMEs	230	198
Loans agreed, total	1,810	2,366
Member countries	1,760	1,880
Non-member countries	50	487
Loans disbursed, total	1,922	2,355
Member countries	1,670	1,979
Non-member countries	251	376
Number of loan agreements, total	43	42
Member countries	42	33
Non-member countries	1	9
Loans outstanding and guarantees	14,667	15,131
Member countries	12,035	12,241
Non-member countries	2,669	2,930
Repayments and prepayments	1,819	1,503
Collective impairements	-37	-40

Treasury activities

During 2013, NIB raised EUR 4.1 billion through 42 funding transactions. At year-end, outstanding debt totalled EUR 18,421 million in 19 currencies. In February 2013, the Bank issued its largest ever single funding transaction through a three-year, USD 2 billion global benchmark transaction.

NIB’s investor distribution continued to be diversified, with global investors supporting NIB’s funding programme. Asia remains the most important region and made up 38% of all investors in 2013. Investors based in Europe and the Americas make up 30% and 11% respectively, while the Australia and New Zealand region increased and represents 13% of the investor base in 2013.

The Bank issued two NIB Environmental Bonds during 2013. One issue targeted Swedish investors and one was directed at Japanese retail investors. The proceeds were used for financing environmental projects in Sweden and Denmark.

The Bank’s liquidity remained strong during 2013, with 23% invested in money market instruments and 77% invested in highly rated floating and fixed-income securities. Of this liquidity, 83% is invested in line with the Basel III liquidity criteria (being defined as High Quality Liquid Assets).

It is the Bank’s target to ensure a sufficient level of liquidity to be able to continue disbursing new loans and fulfil all payment obligations for one year forward without necessitating additional funding. This target was also reached in 2013.

Financial activities

(In EUR million)	2013	2012	2011
New debt issues	4,080	4,355	2,887
Debts evidenced by certificates at year-end	18,421	20,332	18,433
Number of borrowing transactions	42	28	43
Number of borrowing currencies	12	8	11

Risk management

The Bank’s overall risk position remained solid in 2013, based on sustained high asset quality and a sound capitalisation level. Despite continued weakness in the economic environment and some counterparties facing difficulties, the overall quality of the loan portfolio remained high.

In total, 83% of the lending exposure was in the investment grade categories (risk classes 1–10), which was almost unchanged compared to year-end 2012. The exposure in the weakest risk classes (17–20) increased to 1.2% of total lending (compared to 0.5% the year before) due to the downgrading of a few borrowers.

Non-performing loans and loans for which specific impairments have been made decreased to EUR 66 million net after impairment (2012: EUR 80 million), representing 0.4% of the total lending exposure.

The Bank maintains a well-balanced loan portfolio, taking into consideration its mission. There were no material changes in the geographical and sectoral distribution of the loan portfolio in 2013. At year-end, the member countries accounted for 80% (2012: 77%) of the total lending exposure, followed by Central and Eastern Europe with 9% and Asia with 7%.

The decline in the treasury exposure mainly stemmed from a decrease in the swap exposure and related lower volumes of cash collateral placed.

As in the previous year, the credit quality of the Treasury portfolio was strong, with 99% of the exposure in the investment-grade categories (risk classes 1–10). The geographical distribution of the Treasury portfolio was weighted towards Germany and France, together accounting for 41% of the exposure (2012: 32%). Of the Treasury exposure, 32% was to the member countries, compared to 39% the year before.

The Bank continues to put emphasis on strengthening its risk management in order to keep up with evolving market standards. During 2013, resources were devoted to identifying and addressing gaps in such standards, and measures were taken to further enhance the monitoring of the Bank’s market risk. Furthermore, credit risk management is being streamlined by integrating credit analysis, monitoring and reporting into a common platform.

Compliance

In 2013, the Board approved a Non-Compliant Jurisdiction Policy aimed at strengthening the Bank’s due diligence on anti-money laundering and terrorist financing and tax evasion. The Board of Directors was presented in 2013 with investigation reports on two customer cases of alleged fraud and corruption. The relevant national authorities have been informed accordingly.

Financial results

Despite the unfavourable investment climate, NIB managed to improve its financial results. NIB recorded a solid profit of EUR 217 million, compared with a profit of EUR 209 million in 2012.

Net interest income decreased somewhat in 2013. This was driven by lower interest income from treasury activities due to the low-yield interest rate environment. Partly offsetting this was the increased average margin for the loan portfolio.

Impairment charges in 2013 decreased and were EUR 15 million, compared with EUR 56 million last year. Individually assessed impairments were in line with last year. Collectively assessed impairments decreased, with a positive impact on the result of EUR 3 million.

Costs including depreciation in 2013 were 2% higher than in 2012, and total expenses amounted to EUR 39 million (2012: EUR 38 million). The cost/income ratio remained low and was 14%. The average number of employees was 183 (2012: 180). The increase was due to a strengthening of the control environment of the Bank.

The Bank’s total assets decreased to EUR 23 billion as of 31 December 2013 (2012: EUR 26 billion). The equity ratio, calculated as equity over total assets, has consequently increased to 12%. The total amount of loans outstanding decreased to EUR 14.7 billion (2012: EUR 15.1 billion).

NIB issued EUR 4.1 billion of long-term debt during the year. Total debt outstanding as of the end of 2013 amounted to EUR 18.4 billion (2012: EUR 20.3 billion). Changes in currency exchange rates reduced the size of the Bank’s balance sheet, particularly total debt outstanding and the related swap transactions.

The Bank’s AAA/Aaa credit rating was affirmed with stable outlook by S&P on 5 December 2013 and by Moody’s on 28 June 2013. NIB maintains strong balance sheet, high asset quality and strong ownership support.

Key figures

(in EUR million)	2013	2012	2011
Net interest income	244	252	228
Profit/loss on financial operations	20	43	8
Loan impairments	15	56	12
Profit/loss	217	209	194
Equity	2,831	2,666	2,456
Total assets	23,490	25,983	23,802
Solvency ratio (equity/total assets %)	12.1%	10.3%	10.3%
Cost/income ratio	14.3%	12.5%	15.2%

Dividend

The Board of Directors proposes to the Board of Governors that EUR 55 million be paid as dividends to the Bank’s member countries for the year 2013.

Outlook

While most of the year 2013 was dominated by the slowdown in economic activity and weak investment climate, activity picked up towards year-end. Consistent with underlying macroeconomic fundamentals, this suggests an improving trend in capital investment in the Nordic–Baltic region and somewhat stronger demand for loans heading into 2014.

Banks will still focus on building and protecting capital rather than extending new credit. These developments— together with the stricter Basel requirements—continue to highlight NIB’s value in flexible long-term lending. However, headwinds remain in both the global and regional economies, which are expected to prevent activity from picking up more substantially.

Proposal by the Board of Directors to the Board of Governors

The Board of Directors’ proposal with regard to the allocation of profit for the year 2013 takes into account the need to keep the Bank’s ratio of equity to risk weighted assets at a secure level, which is a prerequisite for maintaining the Bank’s high creditworthiness.

In accordance with section 11 of the Statutes of the Bank, the profit for 2013 of EUR 217,210,128.68 is to be allocated as follows:

•	EUR 162,210,128.68 is transferred to the General Credit Risk Fund as a part of equity;
•	no transfer is made to the Special Credit Risk Fund for Project Investment Loans;
•	no transfer is made to the Statutory Reserve - the Statutory Reserve amounts to EUR 686,325,305.70 or 11.2% of the Bank’s authorised capital stock as of 31 December 2013; and
•	EUR 55,000,000.00 is made available for distribution as dividends to the Bank’s member countries.

More information can be found in the statement of comprehensive income, statement of financial position, changes in equity and cash flow statement, as well as in the notes to the financial statements.

Helsinki, 6 March 2014

Rolandas Kriščiūnas	Līga Kļaviņa on behalf of Kaspars Āboliņš	Pentti Pikkarainen

Silje Gamstøbakk	Jesper Olesen	Sven Hegelund
Þorsteinn Þorsteinsson	Henrik Normann President and CEO	Madis Üürike

Statement of comprehensive income

1 January – 31 December

EUR 1,000	Note	2013	2012
Interest income		404,179	494,064
Interest expense		-159,975	-242,370
Net interest income	(1), (2), (22)	244,204	251,693

Commission income and fees received	(3)	10,199	10,620
Commission expense and fees paid		-2,454	-2,223
Net profit/loss on financial operations	(4)	19,840	43,288
Foreign exchange gains and losses		-384	-221
Operating income		271,404	303,157

Expenses General administrative expenses	(5), (22)	35,217	34,291
Depreciation	(9), (10)	3,592	3,611
Impairment of loans	(6), (8)	15,385	56,050
Total expenses		54,194	93,951

PROFIT/LOSS FOR THE YEAR		217,210	209,205

Total comprehensive income		217,210	209,205

The Nordic Investment Bank’s accounts are kept in euro.

Statement of financial position at 31 December

EUR 1,000		Note	2013	2012
ASSETS		(1), (18), (19), (20), (21)
Cash and cash equivalents		(17), (23)	1,757,616	2,817,189
Financial placements		(17)
Placements with credit institutions			5,741	4,191
Debt securities		(7)	5,343,419	5,248,858
Other			24,247	22,059
			5,373,407	5,275,108
Loans outstanding		(8), (17)	14,666,747	15,130,669
Intangible assets		(9)	5,111	4,446
Tangible assets, property and equipment		(9)	29,640	29,856
Other assets		(11), (17)
Derivatives			1,308,990	2,347,873
Other assets		(22)	30,279	25,895
			1,339,269	2,373,768
Payments to the Bank’s reserves, receivable			-	-
Accrued interest and fees receivable			318,151	351,875
TOTAL ASSETS			23,489,941	25,982,911

LIABILITIES AND EQUITY		(1), (18), (19), (20), (21)
Liabilities
Amounts owed to credit institutions		(17), (22)
Short-term amounts owed to credit institutions		(16), (23)	372,402	1,593,338
Long-term amounts owed to credit institutions			-	15,222
			372,402	1,608,560
Debts evidenced by certificates		(12), (17)
Debt securities issued			18,346,651	20,254,987
Other debt			73,906	77,144
			18,420,557	20,332,131
Other liabilities		(13), (17)
Derivatives			1,615,146	1,102,707
Other liabilities			8,094	9,397
			1,623,240	1,112,104
Accrued interest and fees payable			242,855	264,439
Total liabilities			20,659,054	23,317,234
Equity
Authorised and subscribed capital	6,141,903
of which callable capital	-5,723,302
Paid-in capital	418,602	(14)	418,602	418,602
Reserve funds		(15)
Statutory Reserve			686,325	686,325
General Credit Risk Fund			1,112,831	955,626
Special Credit Risk Fund PIL			395,919	395,919
Payments to the Bank’s reserves, receivable			-	-
Profit/loss for the year			217,210	209,205
Total equity			2,830,887	2,665,677
TOTAL LIABILITIES AND EQUITY			23,489,941	25,982,911
Collateral and commitments		(16)

The Nordic Investment Bank’s accounts are kept in euro.

Changes in equity

EUR 1,000	Paid-in capital	Statutory Reserve	General Credit Risk Fund	Special Credit Risk Fund PIL	Payments to the Bank’s Statutory Reserve and credit risk funds	Appropriation to dividend payment	Other value adjustments	Profit/ Loss for the year	Total
EQUITY AT 31 DECEMBER 2011	418,602	683,685	761,589	395,919	2,640	0	0	194,037	2,456,472
Appropriations between reserve funds			194,037					-194,037	0
Paid-in capital									0
Called in authorised and subscribed capital									0
Payments to the Bank’s Statutory Reserve and credit risk funds, receivable		2,640			-2,640				0
Comprehensive income for the year								209,205	209,205
EQUITY AT 31 DECEMBER 2012	418,602	686,325	955,625	395,919	0	0	0	209,205	2,665,677
Appropriations between reserve funds			157,205			52,000		-209,205	0
Paid-in capital									0
Called in authorised and subscribed capital									0
Payments to the Bank’s Statutory Reserve and credit risk funds, receivable									0
Dividend payment						-52,000			-52,000
Comprehensive income for the year								217,210	217,210
EQUITY AT 31 DECEMBER 2013	418,602	686,325	1,112,831	395,919	0	0	0	217,210	2,830,887

Proposed appropriation of the year’s profit/loss	2013	2012
Appropriation to Statutory Reserve	-	-
Appropriations to credit risk reserve funds
General Credit Risk Fund	162,210	157,205
Special Credit Risk Fund PIL	-	-
Appropriation to dividend payment	55,000	52,000
Profit/loss for the year	217,210	209,205

The Nordic Investment Bank’s accounts are kept in euro.

Cash flow statement 1 January – 31 December

EUR 1,000	Note	Jan–Dec 2013	Jan–Dec 2012
Cash flows from operating activities
Profit/loss from operating activities		217,210	209,205

Adjustments:
Unrealised gains/losses of financial assets held at fair value		-13,500	-44,717
Depreciation and write-down in value of tangible and intangible assets		3,592	3,611
Change in accrued interest and fees (assets)		33,724	11,812
Change in accrued interest and fees (liabilities)		-21,584	-14,939
Impairment of loans		15,385	56,050
Adjustment to hedge accounting		-2,294	1,381
Other adjustments to the year’s profit		-1,820	-2,523
Adjustments, total		13,503	10,675

Lending
Disbursements of loans		-1,921,755	-2,354,787
Repayments of loans		1,818,766	1,502,789
Capitalisations, redenominations, index adjustments, etc.		-686	245
Transfer of loans to claims in other assets		-	2,854
Exchange rate adjustments		414,332	-85,199
Lending, total		310,656	-934,098

Cash flows from operating activities, total		541,369	-714,218

Cash flows from investing activities
Placements and debt securities
Purchase of debt securities		-2,437,468	-2,893,778
Sold and matured debt securities		2,310,584	2,046,894
Placements with credit institutions		-1,550	-674
Other financial placements		1,222	-3,463
Exchange rate adjustments, etc.		27,783	4,074
Placements and debt securities, total		-99,429	-846,947

Other items
Acquisition of intangible assets		-2,440	-1,727
Acquisition of tangible assets		-1,602	-820
Change in other assets		172	13,587
Other items, total		-3,870	11,040

Cash flows from investing activities, total		-103,300	-835,907

Cash flows from financing activities
Debts evidenced by certificates
Issues of new debt		4,079,958	4,355,019
Redemptions		-3,776,926	-2,435,918
Exchange rate adjustments		-1,608,276	-312,663
Debts evidenced by certificates, total		-1,305,244	1,606,438

Other items
Long-term placements from credit institutions		-15,222	-86,444
Change in swap receivables		638,041	262,337
Change in swap payables		459,022	70,114
Change in other liabilities		-1,304	-545
Dividend paid		-52,000	-
Paid-in capital and reserves		-	2,640
Other items, total		1,028,537	248,102

Cash flows from financing activities, total		-276,706	1,854,540

CHANGE IN CASH AND CASH EQUIVALENTS, NET	(23)	161,363	304,414

Opening balance for cash and cash equivalents, net		1,223,851	919,437
Closing balance for cash and cash equivalents, net		1,385,213	1,223,851

Additional information to the statement of cash flows
Interest income received		437,903	505,876
Interest expense paid		-181,559	-257,309

The cash flow statement has been prepared using the indirect method and cash flow items cannot be directly concluded from the statements of financial positions.

Notes to the financial statements

ACCOUNTING POLICIES

General operating principles

The operations of the Nordic Investment Bank (hereinafter called the Bank or NIB) are governed by an agreement (hereinafter called the Agreement) among the governments of Denmark, Estonia, Finland, Iceland, Latvia, Lithuania, Norway and Sweden (hereinafter called the member countries), and the Statutes adopted in conjunction with that agreement. NIB is an international financial institution that operates in accordance with sound banking principles. NIB finances private and public projects which have high priority with the member countries and the borrowers. NIB finances projects both within and outside the member countries, and offers its clients long-term loans and guarantees on competitive market terms.

NIB acquires the funds to finance its lending by borrowing on international capital markets.

The authorised capital stock of the Bank is subscribed by the member countries. Any increase or decrease in the authorised capital stock shall be decided by the Board of Governors, upon a proposal of the Board of Directors of the Bank.

In the member countries, the Bank is exempt from payment restrictions and credit policy measures, and has the legal status of an international legal person, with full legal capacity. The Agreement concerning NIB contains provisions regarding immunities and privileges accorded to the Bank, e.g. the exemption of the Bank’s assets and income from taxation.

The headquarters of the Bank are located at Fabianinkatu 34 in Helsinki, Finland.

Significant accounting policies

Basis for preparing the financial statements

The Bank’s financial statements have been prepared in accordance with International Financial Reporting Standards (IFRS) issued by the International Accounting Standards Board (IASB). The Bank’s accounts are kept in euro. With the exceptions noted below, they are based on historical cost.

Significant accounting judgements and estimates

As part of the process of preparing the financial statements in conformity with IFRS, the Bank’s management is required to make certain judgements, estimates and assumptions that have an effect on the Bank’s profits, its financial position and other information presented in the Annual Report. These estimates are based on available information and the judgements made by the Bank’s management. Actual outcomes may deviate from the assessments made, and such deviations may at times be substantial.

The Bank uses various valuation models and techniques to estimate fair values of assets and liabilities. There are significant uncertainties related to these estimates, in particular when they involve modelling complex financial instruments, such as derivative instruments used for hedging activities related to both borrowing and lending. The estimates are highly dependent on market data, such as the level of interest rates, currency rates and other factors. The uncertainties related to these estimates are reflected mainly in the statement of financial position. NIB undertakes continuous development in order to improve the basis for the fair value estimates, with regard to both modelling and market data. Changes in estimates resulting from refinements in assumptions and methodologies are reflected in the period in which the enhancements are first applied.

Judgements and estimates are also associated with impairment testing of loans and claims.

Recognition and derecognition of financial instruments

Financial instruments are recognised in the statement of financial position on a settlement date basis.

A financial asset is derecognised when the contractual rights to the cash flows from the financial asset expire.

A financial liability is removed from the statement of financial position when the obligation specified in the contract is discharged, cancelled or expires.

Foreign currency translation

Monetary assets and liabilities denominated in foreign currencies are recognised in the accounts at the exchange rate prevailing on the closing date. Non-monetary assets and liabilities are recognised in the accounts at the euro rate prevailing on the transaction date. Income and expenses recognised in currencies other than the euro are converted on a daily basis to the euro, in accordance with the euro exchange rate prevailing on that day.

Realised and unrealised exchange rate gains and losses are recognised in the statement of comprehensive income.

The Bank uses the official exchange rates published for the euro by the European Central Bank. See Note 24.

Basis for measurement

The financial statements have been prepared on the historical cost basis, except for the following material items in the statement of financial position.

After the adaptation of IFRS 9 in 2011, the Bank classifies its financial assets into the following categories: those measured at amortised cost, and those measured at fair value. This classification depends on both the contractual characteristics of the assets and the business model adopted for their management.

Financial assets at amortised cost

An investment is classified at “amortised cost” only if both of the following criteria are met: the objective of the Bank’s business model is to hold the assets in order to collect the contractual cash flows and the contractual terms of the financial assets must give rise on specified dates to cash flows that are only payments of principal and interest on the principal amount outstanding.

Financial assets at fair value

If either of the two criteria above is not met, the asset cannot be classified in the amortised cost category and must be classified at fair value.

Recognised financial assets and financial liabilities designated as hedged items in qualifying fair value hedge relationships are adjusted for changes in fair value attributable to the risk being hedged.

Cash and cash equivalents

Cash and cash equivalents comprise monetary assets and placements with original maturities of six months or less, calculated from the date the acquisition and placements were made.

Cash and cash equivalents in the cash flow statement refers to the net amount of monetary assets, placements and liabilities with original maturities of six months or less, calculated from the time the transaction was entered into.

Financial placements

Items recognised as financial placements in the statement of financial position include placements with credit institutions and placements in debt securities, for example, bonds and other debt certificates, as well as certain placements in instruments with equity features. The placements are initially recognised on the settlement date. Their subsequent accounting treatment depends on both the Bank’s business model for managing the placements and their contractual cash flow characteristics.

Lending

The Bank may grant loans and provide guarantees under its Ordinary Lending or under special lending facilities. The special lending facilities, which carry member country guarantees, consist of Project Investment Loans (PIL) and Environmental Investment Loans (MIL).

Ordinary Lending includes loans and guarantees within and outside the member countries. The Bank’s Ordinary Lending ceiling corresponds to 250% of its authorised capital and accumulated general reserves and amounts to EUR 20,258 million following the allocations of the year’s profit in accordance with the Board of Directors’ proposal.

Project Investment Loans are granted for financing creditworthy projects in the emerging markets of Africa, Asia, Europe and Eurasia, Latin America and the Middle East. The Bank’s Statutes permit loans to be granted and guarantees to be issued under the PIL facility up to an amount corresponding to EUR 4,000 million. The member countries guarantee the PIL loans up to a total amount of EUR 1,800 million. The Bank, however, will assume 100% of any losses incurred under an individual PIL loan, up to the amount available at any given time in the Special Credit Risk Fund for PIL. Only thereafter would the Bank be able to call the member countries’ guarantees according to the following principle: the member countries guarantee 90% of each loan under the PIL facility up to a total amount of EUR 1,800 million. Payment under the member countries’ guarantees would take place at the request of the Board of Directors, as provided for under an agreement between the Bank and each individual member country.

The Bank is authorised to grant special Environmental Investment Loans up to the amount of EUR 300 million, for the financing of environmental projects in the areas adjacent to the member countries. The Bank’s member countries guarantee 100% of the MIL facility.

The Bank’s lending transactions are recognised in the statement of financial position at the time the funds are transferred to the borrower. Loans are recognised initially at historical cost, which corresponds to the fair value of the transferred funds, including transaction costs. Loans outstanding are carried at amortised cost. If the loans are hedged against changes in fair value by using derivative instruments, they are recognised in the statement of financial position at fair value, with value changes recognised in the statement of comprehensive income. Changes in fair value are mainly caused by changes in market interest rates.

Impairment of loans and receivables

Impairment of individually assessed loans

The Bank reviews its problem loans and receivables on each reporting date to assess whether an allowance for impairment should be recorded in the statement of comprehensive income. In particular, judgement by management is required in estimating the amount and timing of future cash flows when determining the level of allowance required. Such estimates are based on assumptions about a number of factors and actual results may differ, resulting in future changes to the allowance.

Receivables are carried at their estimated recoverable amount. Where the collectability of identified loans is in doubt, specific impairment losses are recognised in the statement of comprehensive income. Impairment is defined as the difference between the carrying value of the asset and the net present value of expected future cash flows, determined using the instrument’s original effective interest rate where applicable. If the carrying amount of the loan is higher than the net present value of the estimated future cash flows, including the fair value of the collaterals, the loan is impaired.

For issued guarantees, the impairment is recognised when it is both probable that the guarantee will need to be settled and the settlement amount can be reliably estimated.

In the event that payments in respect of an ordinary loan are more than 90 days overdue, all of the borrower’s loans are deemed to be non-performing and consequently the need for impairment is assessed and recognised.

In the event that payments in respect of a PIL loan to a government or guaranteed by a government are more than 180 days overdue, all of the borrower’s loans are deemed to be non-performing.

Whenever payments in respect of a PIL loan that is not to a government or guaranteed by a government are more than 90 days overdue, all of the borrower’s loans are deemed to be non-performing. Impairment losses are then recognised in respect of the part of the outstanding loan principal, interest, and fees that correspond to the Bank’s own risk for this loan facility at any given point in time.

Whenever payments in respect of a MIL loan that is not to a government or guaranteed by a government are more than 90 days overdue, or payments in respect of a MIL loan to a government or guaranteed by a government are more than 180 days overdue, all of the borrower’s loans are deemed to be non-performing. Due to the Bank’s member countries’ guarantees, no impairment losses are recognised for MIL loans.

Impairment of collectively assessed loans

Loans that are not individually impaired will be transferred to a group of loans with similar risk characteristics for a collective impairment test.

The Bank assesses the need to make a collective impairment test on exposures which, although not specifically identified as requiring a specific allowance, have a greater risk of default than when originally granted. This collective impairment test is based on any deterioration in the internal rating of the groups of loans or investments from the time they were granted or acquired. These internal ratings take into consideration factors such as any deterioration in counterparty risk, the value of collaterals or securities received, and the outlook for the sector, as well as identified structural weaknesses or deterioration in cash flows.

The process includes management’s judgement based on the current macroeconomic environment and the current view of the expected economic outlook. In the Bank’s view, the assumptions and estimates made represent an appropriate level of conservatism and are reflective of the predicted economic conditions, the Bank’s portfolio characteristics and their correlation with losses incurred based on historical loss experience. The impairment remains related to the group of loans until the losses have been identified on an individual basis.

Intangible assets

Intangible assets mainly consist of investments in software, software licences and ongoing investments in new ICT systems. The investments are carried at historical cost, and are amortised over the assessed useful life of the assets, which is estimated to be between three and five years. The amortisations are made on a straight-line basis.

Tangible assets

Tangible assets in the statement of financial position include land, buildings, office equipment, and other tangible assets owned by the Bank. The assets are recognised at historical cost, less any accumulated depreciation based on their assessed useful life. No depreciations are made for land. The Bank’s office building in Helsinki is depreciated on a straight-line basis over a 40-year period. The Bank’s other buildings are depreciated over a 30-year period. The depreciation period for office equipment and other tangible assets is determined by assessing the individual item. The depreciation period is usually three to five years. The depreciations are calculated on a straight-line basis.

Write-downs and impairment of intangible and tangible assets

The Bank’s assets are reviewed annually for impairment. If there is any objective evidence of impairment, the impairment loss is determined based on the recoverable amount of the assets.

Borrowing

The Bank’s borrowing transactions are recognised in the statement of financial position at the time the funds are transferred to the Bank. The borrowing transactions are recognised initially at a cost that comprises the fair value of the funds transferred, less transaction costs. The Bank uses derivative instruments to hedge the fair value of virtually all its borrowing transactions. In these instances, the borrowing transaction is subsequently recognised in the statement of financial position at fair value, with any changes in value recognised in the statement of comprehensive income.

Securities delivered under repurchase agreements are not derecognised from the statement of financial position. Cash received under repurchase agreements is recognised in the statement of financial position as “Amounts owed to credit institutions”.

Derivative instruments and hedge accounting

The Bank’s derivative instruments are initially recognised on a trade-date basis at fair value in the statement of financial position as “Other assets” or “Other liabilities”.

During the time the Bank holds a derivative instrument, any changes in the fair value of such an instrument are recognised in the statement of comprehensive income, or directly in “Equity” as part of the item “Other value adjustments”, depending on the purpose for which the instruments were acquired. The value changes of derivative instruments that were not acquired for hedging purposes are recognised in the statement of comprehensive income. The accounting treatment for derivative instruments that were acquired for hedging purposes depends on whether the hedging operation was in respect of cash flow or fair value.

At the time the IAS 39 standard concerning hedge accounting was adopted, the Bank had a portfolio of floating rate assets which had been converted to fixed rates using derivative contracts (swaps). This portfolio was designated as a cash flow hedge, but this specific type of hedging is no longer used for new transactions. In general, the Bank does not have an ongoing programme for entering into cash flow hedging, although it may choose to do so at any given point in time.

When hedging future cash flows, the change in fair value of the effective portion of the hedging instrument is recognised directly in “Equity” as part of the item “Other value adjustments” until the maturity of the instrument. At maturity, the amount accumulated in “Equity” is included in the statement of comprehensive income in the same period or periods during which the hedged item affects the statement of comprehensive income.

In order to protect NIB from market risks that arise as an inherent part of its borrowing and lending activities, the Bank enters into swap transactions. The net effect of the swap hedging is to convert the borrowing and lending transactions to floating rates. This hedging activity is an integral part of the Bank’s business process and is a fair value hedge.

When hedging the fair value of a financial asset or liability, the derivative instrument’s change in fair value is recognised in the statement of comprehensive income together with the hedged item’s change in fair value in “Net profit on financial operations”.

Sometimes a derivative may be a component of a hybrid financial instrument that includes both the derivative and a host contract. Such embedded derivative instruments are part of a structured financing transaction that is hedged against changes in fair value by means of matching swap contracts. In such cases, both the hedged borrowing transaction and the hedging derivative instrument are recognised at fair value with changes in fair value in the statement of comprehensive income.

The hedge accounting is based on a clearly documented relationship between the item hedged and the hedging instrument. When there is a high (negative) correlation between the hedging instrument on the one hand and the value change of the hedged item or the cash flows generated by the hedged item on the other, the hedge is regarded as effective. The hedging relationship is documented at the time the hedge transaction is entered into, and the effectiveness of the hedge is assessed continuously.

Determination of fair value

The fair value of financial instruments, including derivative instruments that are traded in a liquid market, is the bid or offered closing price at balance sheet date. Many of NIB’s financial instruments are not traded in a liquid market, such as the Bank’s borrowing transactions with embedded derivative instruments. These are measured at fair value using different valuation models and techniques. This process involves determining future expected cash flows, which can then be discounted to the balance sheet date. The estimation of future cash flows for these instruments is subject to assumptions on market data, and in some cases, in particular where options are involved, even on the behaviour of the Bank’s counterparties. The fair value estimate may therefore be subject to variations and may not be realisable in the market. Under different market assumptions, the values could also differ substantially.

The Bank measures fair values using the following fair value hierarchy that reflects the significance of the inputs used in making the measurements:

Level 1: Quoted market prices (unadjusted) in an active market for identical instruments.

Level 2: Valuation techniques based on observable inputs, either directly (i.e. as prices) or indirectly (i.e. derived from prices). This category includes instruments valued using: quoted market prices in active markets for similar instruments; quoted prices for identical or similar instruments in markets that are considered less than active; or other valuation techniques where all significant inputs are directly or indirectly observable from market data.

Level 3: Valuation techniques using significant unobservable inputs. This category includes all instruments where the valuation technique includes inputs not based on observable data and where the unobservable inputs have a significant effect on the instrument’s valuation. This category includes instruments that are valued based on quoted prices for similar instruments where significant unobservable adjustments or assumptions are required to reflect differences between the instruments.

See Note 17 for further details.

Equity

As of 31 December 2013, the Bank’s authorised and subscribed capital is EUR 6,141.9 million, of which the paid-in portion is EUR 418.6 million. Payment of the subscribed, non-paid-in portion of the authorised capital, that is, the callable capital, will take place at the request of the Bank’s Board of Directors to the extent that the Board deems it necessary for the fulfilment of the Bank’s debt obligations.

The Bank’s reserves have been built up by means of appropriations from the profits of previous accounting periods, and consist of the Statutory Reserve, as well as the General Credit Risk Fund and the Special Credit Risk Fund for PIL.

The Bank’s profits, after allocation to appropriate credit risk funds, are transferred to the Statutory Reserve until it amounts to 10% of NIB’s subscribed authorised capital. Thereafter, the Board of Governors, upon a proposal by the Bank’s Board of Directors, decides upon the allocation of the profits between the reserve fund and dividends on the subscribed capital.

The General Credit Risk Fund is designed to cover unidentified exceptional risks in the Bank’s operations. Allocations to the Special Credit Risk Fund for PIL are made primarily to cover the Bank’s own risk in respect of credit losses on PIL loans.

Interest

The Bank’s net interest income includes accrued interest on loans, debt securities, placements and accruals of the premium or discount value of financial instruments. Net interest income also includes interest expenses on debts, swap fees and borrowing costs.

Fees and commissions

Fees collected when disbursing loans are recognised as income at the time of the disbursement, which means that fees and commissions are recognised as income at the same time as the costs are incurred. Commitment fees are charged on loans that are agreed but not yet disbursed, and are accrued in the statement of comprehensive income over the commitment period.

Annually recurrent costs arising as a result of the Bank’s borrowing, investment and payment transactions are recognised under the item “Commission expense and fees paid”.

Financial transactions

The Bank recognises in “Net profit on financial operations” both realised and unrealised gains and losses on debt securities and other financial instruments. Adjustments for hedge accounting are included.

Administrative expenses

The Bank provides services to its related parties, the Nordic Development Fund (NDF) and the Nordic Environment Finance Corporation (NEFCO). Payments received by the Bank for providing services at cost to these organisations are recognised as a reduction in the Bank’s administrative expenses. NIB receives a host country reimbursement from the Finnish Government equal to the tax withheld from the salaries of NIB’s employees. This payment reduces the Bank’s administrative expenses, as shown in Note 5.

Leasing agreements

Leasing agreements are classified as operating leases if the rewards and risks incident to ownership of the leased asset, in all major respects, lie with the lessor. Lease payments under operating leases are recognised on a straight- line basis over the lease term. The Bank’s rental agreements are classified as operating leases.

Employee pensions and insurance

The Bank is responsible for arranging pension security for its employees. In accordance with the Host Country Agreement between the Bank and the Finnish Government and as part of the Bank’s pension arrangements, the Bank has decided to apply the Finnish state pension system. Contributions to this pension system, which are paid into the Finnish State Pension Fund, are calculated as a percentage of salaries. The Finnish Ministry of Finance determines the basis for the contributions and establishes the actual percentage of the contributions according to a proposal from the local government pensions institution Keva. See Note 5.

NIB also provides its permanent employees with a supplementary pension insurance scheme arranged by a private pension insurance company. This is group pension insurance based on a defined contribution plan. The Bank’s pension liability is completely covered.

In addition to the applicable local social security systems, NIB has taken out, for example, comprehensive accident, life, medical and disability insurance policies for its employees in the form of group insurance.

Segment information

Segment information and currency distribution in the notes are presented in nominal amounts. The adjustment to hedge accounting is presented as a separate item (except for Note 1, the primary reporting segment).

Reclassifications

Following the amendment to IAS 39 issued in October 2008, permitting the reclassification of financial assets in certain restricted circumstances, the Bank decided to reclassify EUR 715 million of its trading portfolio assets into the held-to-maturity portfolio. This amendment has been applied retrospectively to commence on 1 September 2008. The reclassification has resulted in the cessation of fair value accounting for those assets previously designated as held for trading. The fair values of the assets at the date of reclassification became their new amortised cost, and those assets will subsequently be accounted for on that measurement basis. The reclassified cost will be amortised over the instrument’s expected remaining lifetime through interest income using the effective interest method. See Note 7.

Some other minor reclassifications have been made. The comparative figures have been adjusted accordingly.

INTERNATIONAL FINANCIAL REPORTING STANDARDS AND INTERPRETATIONS

New and amended standards applied in the financial year 2013

Since 1 January 2013, NIB has applied the following new and amended standards that have come into effect. These had no significant impact on the financial statements for the financial year 2013.

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Amendments to IAS 1 Presentation of Financial Statements: The major change is the requirement to group items of other comprehensive income as to whether or not they will be reclassified subsequently to profit or loss when specific conditions are met. The amendments have not had an impact on the presentation of NIB’s other comprehensive income.

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IFRS 10 Consolidated Financial Statements and subsequent amendments: IFRS 10 builds on existing principles by identifying the concept of control as the determining factor when deciding whether an entity should be incorporated within the consolidated financial statements. The standard also provides additional guidance to assist in the determination of control where this is difficult to assess. The new standard has not had an impact on NIB’s financial statements.

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IFRS 11 Joint Arrangements and subsequent amendments: In the accounting of joint arrangements, IFRS 11 focuses on the rights and obligations of the arrangement rather than its legal form. There are two types of joint arrangements: joint operations and joint ventures. In future, jointly controlled entities are to be accounted for using only one method, the equity method, and the other alternative of proportional consolidation is no longer allowed. The new standard has not had an impact on NIB’s financial statements.

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IFRS 12 Disclosures of Interest in other Entities and subsequent amendments. IFRS 12 includes the disclosure requirements for all forms of interests in other entities, including associates, joint arrangements, structured entities and other off-balance sheet vehicles. The new standard has not had an impact on NIB’s financial statements.

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IFRS 13 Fair Value Measurement: IFRS 13 establishes a single source for all fair value measurements and disclosure requirements for use across IFRSs. The new standard also provides a precise definition of fair value. IFRS 13 does not extend the use of fair value accounting, but it provides guidance on how to measure fair value under IFRSs when fair value is required or permitted. The impact has not been significant.

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Annual Improvements to IFRSs 2009-2011 (May 2012): The annual improvements process provides a mechanism for minor and non-urgent amendments to IFRSs to be grouped together and issued in one annual package. These amendments cover five standards in total. Their impact has not been significant.

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Amendments to IFRS 7 Financial Instruments: Disclosures: The amendments clarify disclosure requirements for financial assets and liabilities that are offset in the statement of financial position or subject to master netting arrangements or similar agreements. The amended standard has not had a significant impact on NIB’s financial statements.

Adoption of new and amended standards and interpretations applicable in future financial years

NIB has not yet adopted the following new and amended standards and interpretations already issued by the IASB. NIB will adopt them as of the effective date or, if the date is other than the first day of the financial year, from the beginning of the subsequent financial year.

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Amendments to IAS 32 Financial Instruments: Presentation (effective for financial years beginning on or after 1 January 2014): The amendments provide clarifications on the application of presentation requirements for offsetting financial assets and financial liabilities on the statement of financial position and give more related application guidance. The amendments are not assessed to have a significant impact on NIB’s financial statements.

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Amendments to IAS 36 Impairment of Assets (effective for financial years beginning on or after 1 January 2014): The objective of the amendments is to clarify that the scope of the disclosures of information about the recoverable amount of assets, where that amount is based on fair value less costs of disposal, is limited to impaired assets. The amended standard is not assessed to have a significant impact on NIB’s financial statements.

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Amendments to IAS 39 Financial Instruments: Recognition and Measurement (effective for financial years beginning on or after 1 January 2014): The amendments made to IAS 39 provide an exception to the requirement to discontinue hedge accounting in certain circumstances where a derivative which has been designated as a hedging instrument is novated from one counterparty to a central counterparty as a consequence of laws or regulations. The amendments are not assessed to have an impact on NIB’s financial statements.

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Annual Improvements to IFRSs (2011-2013 cycle and 2010-2012 cycle, December 2013) (effective for financial years beginning on or after 1 July 2014): The annual improvements process provides a mechanism for minor and non-urgent amendments to IFRSs to be grouped together and issued in one annual package. These amendments cover in total four (2011-2013 cycle) and seven (2010-2012 cycle) standards. Their impacts vary standard by standard but are not significant.

IFRS 9 Financial Instruments 2013: Introduces new requirements for hedge accounting that align hedge accounting more closely with risk management. The requirements also establish a more principle-based approach to hedge accounting. Amendments dealing with general hedge accounting were issued in November 2013. The unfinished part of IFRS 9, impairment of financial assets, is still a work in progress. Furthermore, the IASB is also considering limited amendments regarding the classification and measurement of financial assets. The macro hedge phase has been taken apart from the IFRS 9 project as a separate project. As the IFRS 9 project is incomplete, the impacts of the standard on the financial statement cannot yet be assessed.

RISK MANAGEMENT

The Bank assumes a conservative approach to risk-taking. Its constituent documents require that loans be made in accordance with sound banking principles, that adequate security be obtained for the loans and that the Bank protect itself against the risk of exchange rate losses. The Bank’s risk tolerance is defined by a set of policies, guidelines and limits taking into account the objective of maintaining strong credit quality, stable earnings and a level of capital required to maintain the AAA/Aaa rating.

The main risks—credit risk, market risk, liquidity risk and operational risk—are managed carefully with risk management closely integrated into the Bank’s business processes. As an international financial institution, the Bank is not subject to national or international banking regulations. However, the Bank’s risk management systems and processes are reviewed on an ongoing basis and adapted to changing conditions with the aim to comply in substance with what the Bank identifies as the relevant market standards and best practices, including the recommendations of the Basel Committee on Banking Supervision.

Key risk responsibilities

The Board of Directors lays down the general framework for the Bank’s risk management by approving its financial policies and guidelines, including maximum limits for exposure to the main types of risk. Credit approval is primarily the responsibility of the Board of Directors. The Board annually grants authorisation to the Bank to raise funds in the capital markets based on its estimated funding requirements.

The President is responsible for managing the risk profile of the Bank within the framework set by the Board of Directors, and for ensuring that the Bank’s aggregate risk is consistent with its financial resources. The Board of Directors has delegated some credit approval authority to the President for execution in the Credit Committee.

To assist and advise the President, the following committees have been established:

The Executive Committee consists of the President and senior officers, whose appointment to the committee has been confirmed by the Board of Directors. The committee is the forum for addressing policy and management issues, including following up the financial results, business plan and strategy of the Bank. The committee meets approximately twice a month.

The Credit Committee consists of the President and senior officers appointed by the Board of Directors. The committee is responsible for preparing and making decisions on credit matters related to the lending operations and for decisions on treasury counterparties. Among other things, the committee reviews all credit proposals before they are submitted to the Board of Directors for approval. The committee meets weekly.

The Finance Committee consists of the President, the Head of Treasury and the Head of Risk and Finance. The committee is responsible for preparing and making decisions on matters related to the treasury operations. The committee makes recommendations, and where appropriate, decisions in the area of market, counterparty and liquidity risk exposure, monitors the Bank’s borrowing activities and has oversight of treasury risk reporting to the Board of Directors. The committee meets monthly.

The Asset and Liability Committee (ALCO) consists of the members of the Executive Committee and the Chief Risk Officer. Together with the Executive Committee, it has the overall responsibility for the Bank’s risk management. ALCO’s duties include monitoring the Bank’s balance sheet development and capital adequacy, setting targets and limits for risk to be managed at the bank level, reviewing liquidity risk management and funding structure, as well as monitoring performance against the agreed risk appetite. The committee meets approximately six times a year.

In the day-to-day management of risks, the Bank has established a segregation of duties between units that enter into business transactions with customers or otherwise expose the Bank to risk on the one hand, and units in charge of risk assessment, risk measurement and control on the other hand. The business units, Lending and Treasury, are responsible for the day-to-day management of all risks assumed through their operations and for ensuring that an adequate return is achieved for the risks taken. These duties are carried out in accordance with guidelines, instructions and limits set for their respective activities.

Risk and Finance, Credit and Analysis, Legal and Compliance and Internal Audit are independent from the departments carrying out the Bank’s business activities.

Risk and Finance has the overall responsibility for measuring, monitoring and reporting on risks across risk types and organisational units. The unit is responsible for the Bank’s risk models and tools, the day-to-day monitoring of market and operational risks and the assessment of risk related to new instruments. The Head of Risk and Finance reports to the President.

Credit and Analysis is responsible for assessing and monitoring credit risk in the Bank’s lending and treasury operations and for overseeing that credit proposals are in compliance with established limits and policies. The unit also manages transactions requiring particular attention due to restructuring work-out and recovery processing. The Head of Credit and Analysis reports to the President.

The Legal department carries the responsibility for minimising and mitigating legal risks in the Bank’s activities. The General Counsel reports to the President.

The Compliance function assists the Bank in identifying, assessing, monitoring and reporting on compliance risk in matters relating to the institution, its operations and to the personal conduct of staff members. The Chief Compliance Officer reports to the President, with full and unlimited access to the Chairman of the Board of Directors and the Chairman of the Control Committee.

Internal Audit provides an independent evaluation of the controls, risk management and governance processes. The Head of Internal Audit reports to the Board of Directors and the Control Committee.

The Control Committee is the Bank’s supervisory body. It ensures that the operations of the Bank are conducted in accordance with the Statutes. The committee is responsible for the audit of the Bank and submits its annual audit report to the Board of Governors.

Credit risk

Credit risk is the Bank’s main financial risk. Credit risk is the risk that the Bank’s borrowers and other counterparties fail to fulfil their contractual obligations and that any collateral held does not cover the Bank’s claims. Following from NIB’s mandate and financial structure, most of the credit risk stems from lending operations. The Bank is also exposed to credit risk in its treasury activities, where credit risk derives from the financial assets, such as fixed-income securities and interbank deposits, that the Bank uses for investing its liquidity, and from derivative instruments used for managing currency and interest rate risks and other market risks related to structured funding transactions.

Credit risk management

Credit risk policies and guidelines

The Bank’s credit policy sets the basic criteria for acceptable credit risks, including the minimum credit quality levels for borrowers and guarantors in lending operations, and identifies risk areas that require special attention. The credit enhancement policy requires that the Bank’s position in a transaction should rank at least equal to that of other senior lenders. The credit enhancement guidelines specify the types of security and contractual undertakings that the Bank deems acceptable to mitigate credit risk. Through a set of key clauses for the loan documentation, the Bank strives to ensure that it will receive early warning if the credit quality of a borrower deteriorates or if an event occurs that could have an adverse effect on a borrower’s ability to repay the loan. The portfolio policy aims to ensure adequate diversification of credit risk across counterparties, countries and industry sectors. Based on the policies set by the Board of Directors, specific guidelines and instructions have been implemented as a basis for the business and control processes and procedures.

Credit risk assessment

Credit risk assessment is an important part of the credit process. Credit and Analysis independently assesses the creditworthiness of borrowers and treasury counterparties. The assessment is qualitative and quantitative and based on internal rating methodologies supported by scoring models. The assessment results in a risk rating denoting the probability of default of the counterparty.

The credit enhancement in a transaction is assessed separately and a loss-given-default (LGD) is determined for the transaction as an estimate of the portion of the Bank’s claim that would not be recoverable if the counterparty defaults. The combination of the probability of default of the counterparty and the LGD quantifies the expected loss for the transaction. The Bank applies a rating scale ranging from 1 to 20, with class 1 representing the lowest probability of default and expected loss. In addition, the rating scale includes a class D for non-performing transactions or transactions for which specific impairment provisions have been made. The rating scale is mapped to the ratings of Standard & Poor’s and Moody’s such that classes 1 to 10 correspond to the external rating equivalent of investment grade (AAA to BBB- and Aaa to Baa3, respectively).

Credit risk limits

The primary source of credit risk is the individual counterparty, and the secondary source is the potential default correlation of groups of counterparties and sectors. Exposure limits are set at both counterparty and portfolio levels. Counterparty limits are determined based on the probability of default and expected loss. To reduce risk concentration, the Bank applies portfolio-level limits for large counterparty exposure as well as for sector and country exposures. The limits are scaled to the Bank’s equity, the counterparty’s equity, the size of the total credit exposure and the Bank’s economic capital. As a general principle, the Bank limits the maximum amount granted as loan or guarantee for a single project to 50% of the total project cost.

Credit risk monitoring

The Bank works continuously to review the quality of its credit exposures. Strong emphasis is put on regularly monitoring the creditworthiness of the counterparties in the Bank’s lending and treasury operations. The monitoring frequency is determined based on, among other things, the ratings and the size and type of exposure. Generally, intensified follow-up applies to counterparties with internal ratings below the level eligible for new exposure or other defined levels. When serious deterioration of a counterparty’s debt repayment capacity and/or financial standing is identified, the counterparty is transferred to the watch list and placed under close monitoring with regular reporting to the Board of Directors.

Compliance with existing limits is monitored regularly, for treasury counterparties limit compliance is monitored on a daily basis.

Portfolio-level measurement and monitoring of credit risk is carried out within the Bank’s economic capital framework. Economic capital is the Bank’s estimate of the capital required to cover unexpected losses deriving from credit risk, market risk and operational risk. As the Bank is not subject to regulatory capital requirements, the economic capital is used for internal monitoring to ensure that the Bank has sufficient capital to fulfil its commitments. The portfolio approach provides a more comprehensive assessment of the Bank’s aggregate credit risk as it captures the impact of concentration and diversification in the Bank’s operations. A report on the Bank’s economic capital and risk profile is submitted to the Board of Directors every four months. The report includes an analysis of the capital required, the aggregate credit risk exposure, credit risk concentrations, changes in the risk profile and exposure against portfolio risk limits with any breaches of limits explained.

Derivatives

The Bank uses derivatives as part of its funding strategy in order to match the interest rate and currency characteristics of the funds raised with those of loans granted and to reduce funding costs. In liquidity management, derivatives are used to mitigate interest rate risk. Derivatives are transacted under normal counterparty limits.

As a rule, NIB enters into International Swaps and Derivatives Association (ISDA) contracts with swap counterparties. This allows the netting of the obligations arising under all of the derivative contracts covered by the ISDA agreement in case of insolvency and, thus, results in one single net claim on, or payable to, the counterparty. Netting is applied for the measurement of the Bank’s credit exposure only in cases when it is deemed to be legally enforceable in the relevant jurisdiction and against a counterparty. The gross total market value of swaps at year-end 2013 amounted to EUR 1,480 million, compared to a market value of EUR 651 million after applying netting (year-end 2012: EUR 2,568 million and EUR 1,951 million, respectively).

The credit risk on swaps is further mitigated through credit support agreements with the Bank’s major swap counterparties. Under these agreements, swap exposures exceeding agreed thresholds are collateralised by cash or high-quality government securities. Both the swap portfolio with individual counterparties and the collateral received are regularly monitored and valued, with a subsequent call for additional collateral or release. The Bank largely uses unilateral credit support agreements under which the Bank does not have to post collateral. At year-end 2013, the Bank held EUR 601 million (2012: EUR 1,783 million) in gross collateral received, of which EUR 283 million (2012: EUR 1,464 million) was in cash and EUR 318 million (2012: EUR 319 million) in securities (Note 16, Collateral and Commitments).

Credit risk reserves, impairment methodology

The Bank maintains two credit risk funds within its equity, in addition to the Statutory Reserve. The General Credit Risk Fund is available to cover unexpected losses arising from the Bank’s lending and other business activities. At year-end 2013 the fund amounted to EUR 1,113 million before allocation of the profit for the year. The Statutes require that the Bank maintains the Special Credit Risk Fund for the Project Investment Loan (PIL) facility to cover the Bank’s own risk on such loans before resorting to the member countries’ guarantees that support the facility. At year-end 2013, the fund amounted to EUR 396 million.

At least every four months the Bank reviews the possible need for impairment provisions on weak exposures. The assessment is carried out both at the level of the individual counterparty and collectively for groups of counterparties.

At the counterparty level, a specific impairment provision is recognised if there is objective evidence that the counterparty’s capacity to fulfil its obligations has deteriorated to the extent that full repayment is unlikely when taking into consideration any collateral received. Collective impairment provisions are determined on a portfolio basis for exposures with similar credit risk characteristics as reflected in their risk ratings. The process includes management’s judgement based on the current macroeconomic environment and the current view of the expected economic outlook. In the Bank’s view, the assumptions and estimates made represent an appropriate level of conservatism and are reflective of the predicted economic conditions, the Bank’s portfolio characteristics and their correlation with losses incurred based on historical loss experience. In the assessment of sovereign exposures, the Bank takes into account its preferred creditor status. The Bank’s principles for impairment provisioning are described in more detail in the section Significant accounting policies.

Credit risk exposure

Tables 1 to 3 below provide an overview of the Bank’s aggregate credit risk exposure at year-end 2013 distributed according to expected loss (EL) before collective impairment. Aggregate credit exposure comprises lending and treasury exposure. Lending exposure includes loans outstanding and loans agreed but not yet disbursed, without taking into account any collateral or other credit enhancement. Regarding the treasury exposure, capital market investments are included at nominal value, while derivatives are included at market value net of collateral held when credit support agreements are in place, and at market value with an add-on for potential future exposure when not under credit support agreement. The exposure to collateralised placements is calculated as a fixed percentage of the market value of the collateral held.

TABLE 1. Credit risk exposure by internal rating (in EUR million)

Risk class (EL)	S&P equivalent	Lending	31.12.2013 Treasury	Total	Lending	31.12.2012 Treasury	Total
1–2	AAA/AA+	2,417	3,577	5,994	2,277	4,966	7,243
3–4	AA/AA-	831	1,605	2,436	1,014	1,455	2,469
5–6	A+/A	1,307	853	2,160	1,147	1,044	2,191
7–8	A-/BBB+	4,398	86	4,484	5,112	207	5,319
9–10	BBB/BBB-	4,099	24	4,123	3,912	85	3,997
11–12	BB+/BB	1,899	42	1,941	2,045	10	2,055
13–14	BB/BB-	606	0	606	507	0	507
15–16	BB-/B+	7	20	27	272	20	292
17–18	B/B-	160	0	160	76	0	76
19–20	B-/CCC	24	0	24	0	0	0
D		66	8	74	80	10	89
TOTAL		15,813	6,216	22,029	16,442	7,797	24,239

Class D
Gross		186	83	269	198	90	288
Impairment		120	75	195	118	80	198
Net		66	8	74	80	10	89

Overall, the quality of the Bank’s aggregate credit exposure remained sound and stable in 2013. Lending exposure decreased by 4% and treasury exposure by 20%. The decline in treasury exposure mainly stemmed from a decrease in swap exposure and related lower volumes of cash collateral held, as well as the increased use of collateralised placements replacing cash deposits. At year-end 2013, 83% (2012: 82%) of lending exposure and 99% (2012: 99%) of treasury exposure was in risk classes 1-10, corresponding to investment-grade quality. Lending exposure in the weakest risk classes (EL17-20) increased somewhat as a result of the rating migration of a few customers.

The distribution of the Bank’s portfolio of outstanding loans and guarantee commitments by type of credit enhancement at year-end 2013 was largely unchanged compared to the previous year. Further information is presented in Note 8.

TABLE 2. Geographical distribution of the credit risk exposure (in EUR million)

The geographical distribution of the aggregate credit risk exposure is shown in the table below. The distribution is based on the risk-owner’s country of domicile. “Risk-owner” refers to the entity ultimately responsible for the Bank’s claim. As such, if a guarantee is provided for the Bank’s loan, the guarantor may be considered the risk-owner if the guarantee meets certain conditions.

Country/Region	Lending	31.12.2013 Treasury	Total	Lending	31.12.2012 Treasury	Total
Denmark	1,524	337	1,861	1,428	204	1,632
Estonia	232	0	232	250	0	250
Finland	3,280	695	3,975	3,265	1,646	4,911
Iceland	471	4	475	534	5	538
Latvia	369	0	369	377	0	377
Lithuania	346	20	366	247	35	282
Norway	2,451	323	2,774	2,579	330	2,909
Sweden	3,904	607	4,511	3,947	784	4,731
Africa and Middle East	252	0	252	290	0	290
Americas	293	253	546	393	304	697
Asia-Pacific	1,147	86	1,233	1,402	118	1,520
Europe	1,339	3,701	5,040	1,501	4,174	5,675
Multilaterals	206	190	396	229	197	426
TOTAL	15,813	6,216	22,029	16,442	7,797	24,239

In the context of the Bank’s mission and mandate, the credit risk exposure continued to be fairly well balanced in terms of geographical distribution, with no significant change over the year. At year-end 2013, the member countries accounted for 80% of the Bank’s lending exposure (2012: 77%). The Bank has not set limits for the lending exposure in its member countries. Lending to non-member countries is subject to country limits that are reviewed annually. The largest lending exposures outside the member countries were to China, Poland, Russia and Brazil.

The treasury exposure was concentrated in the Nordic region with 32% (2012: 38%), and the rest of Europe with 60% (2012: 54%), dominated by Germany, France, the Netherlands and the UK.

TABLE 3. Credit risk exposure by industry sector (in EUR million)

The distribution by sector of the credit risk exposure is based on the industry sector of the risk-owner. These sectors are different from the four business areas into which the Bank has organised its lending operations.

Industry sector	Lending	31.12.2013 Treasury	Total	Lending	31.12.2012 Treasury	Total
Oil & Gas	461	0	461	156	0	156
Materials	1,417	0	1,417	1,436	0	1,436
Industrials	3,209	0	3,209	2,900	0	2,900
Consumer discretionary	481	0	481	398	0	398
Consumer staples	1,127	0	1,127	1,074	0	1,074
Health care	396	0	396	332	0	332
Financials	1,278	4,670	5,948	1,920	6,157	8,076
Information technology	163	0	163	269	0	269
Telecommunication services	565	0	565	714	0	714
Utilities	3,491	0	3,491	4,228	0	4,228
Public sector	3,225	1,546	4,771	3,016	1,640	4,656
TOTAL	15,813	6,216	22,029	16,442	7,797	24,239

The distribution by industry sector remained fairly stable in 2013 compared to the previous year. The largest credit risk exposure continued to be in the financial sector, which accounted for 27% (2012: 33%) of total exposure. This largely derives from treasury operations, but also from the Bank’s lending to financial intermediaries for financing smaller projects. Of the lending exposure, 63% was distributed across the public sector, utilities and industrials. The Bank has defined limits for maximum exposure to single industry sectors both in relation to its economic capital requirement and to its total credit risk exposure. At year-end 2013, the Bank was in compliance with all these limits.

TABLE 4. Largest counterparty exposures (in % of total credit risk exposure)

A counterparty exposure is defined as the consolidated group exposure, i.e. individual counterparties that are linked to one another by ownership or other group affiliation are considered as one counterparty.

	31.12.2013	31.12.2012
Top 5	10%	12%
Top 10	16%	20%
Top 20	27%	31%

The Bank’s limits for large single counterparty exposures and for the aggregate of such large exposures are scaled to its economic capital and equity. Any deviations from the set limits must be approved by the Board of Directors. At year-end 2013, the Bank was in compliance with the limits for large exposures in relation to total exposure. However, the aggregate of the Bank’s twenty largest counterparties, measured by their consumption of economic capital, marginally exceeded the limit of 35% set for total economic capital consumption.

Market risk

Market risk includes, among others, the risk that losses are incurred as a result of movements in exchange rates and interest rates. NIB’s exposure to exchange rate risk occurs when translating assets and liabilities denominated in foreign currencies into the functional currency, the euro. The Bank funds its operations by borrowing in the international capital markets and often provides loans in currencies other than those borrowed. The funds borrowed often have interest rate structures differing from those applied in the loans provided to the Bank’s customers.

Moreover, risks arise from differences in the maturity profile of assets and liabilities. Refinancing risk occurs when long-term assets are financed with short-term liabilities, and reinvestment risk when short-term assets are financed with long-term liabilities. The Bank is exposed to credit spread risk relating to the bonds held in its treasury portfolios. Credit spread risk arises from changes in the value of debt instruments due to a perceived change in the credit quality of the issuers or underlying assets.

Market risk management

The Bank’s market risk management is concentrated in Treasury, which provides Lending with funds that matches the structure of the loans granted. Treasury uses derivatives to mitigate exposure to interest rate risk and exchange rate risk resulting from mismatches between lending and the underlying borrowing. Any residual risk is kept to a minimum under limits set by the Board of Directors. The limits are low compared with the Bank’s capital and they are reviewed annually.

Exchange rate risk

The Statutes require that the Bank shall, to the extent practicable, protect itself against the risk of exchange rate losses. Exchange rate risk is measured on the basis of net open positions in each currency. Limits restricting overnight positions have been set to the equivalent of EUR 1 million for all currencies except USD, for which the limit is EUR 4 million. Furthermore, exposure to currencies other than USD and the Nordic currencies may not, in aggregate, exceed the equivalent of EUR 4 million, representing approximately 0.15% of the Bank’s equity.

The Bank does not hedge future net interest income in foreign currency. Loans are provided primarily in euro, US dollars and Nordic currencies. There is a possibility that interest income in currencies other than the euro may cause some fluctuation in the Bank’s future net income in euro terms. However, at present the Bank expects that any such potential fluctuations in future cash flows from its current portfolio would be minor in relation to its total assets and equity.

Interest rate risk

In 2013, the Bank revised its management of interest rate risk. Interest rate risk is now measured as basis point values (BPV) estimating the sensitivity of the Bank’s positions to a 0.01% parallel increase in the level of interest rates. The limits have been set to cover all interest rate sensitive cash flows, including the portfolio of euro-denominated assets corresponding to the size of the Bank’s capital, which previously was monitored separately. Most of the Bank’s interest rate risk derives from positions in this portfolio, for which a modified duration of 2.0 – 5.0 years is allowed.

The revised risk measurement has no impact on the total level of interest rate risk that the Bank assumes. A gross limit equivalent to EUR 1.5 million covering all currencies restricts total interest rate risk to approximately 0.05% of the Bank’s equity. In addition, individual BPV limits have been set for interest rate risk in EUR, USD, GBP and the Nordic currencies, whereas a combined limit applies for all other currencies. At 31 December 2013, the gross exposure was EUR 0.97 million.

As a supplementary indicator of interest rate risk, the Bank estimates the effect of a 0.1% change in interest rates on its net interest income over time due to mismatches between interest-bearing assets and liabilities in terms of re-pricing periods and volumes. This is managed through a limit of EUR 34 million, corresponding to approximately 1.2% of the Bank’s equity. At year-end 2013, the exposure amounted to EUR 12.4 (2012: EUR 17.7 million).

Value-at-Risk

Total market risk, incorporating both exchange rate risk and interest rate risk, is measured with a Value-at-Risk (VaR) model. VaR indicates the potential loss (in terms of market value) that may arise from the Bank’s current positions due to movements in market rates over a specified period and for a given confidence level. The Bank applies a 95% confidence level and a holding period of one day.

The main contributor to the Bank’s market risk is the portfolio of euro-denominated assets corresponding to the size of the Bank’s capital. At year-end 2013, the VaR of this portfolio was EUR 2.9 million (2012: EUR 4.0 million). The average VaR over the year was EUR 4.9 million (2012: EUR 5.0 million), while the lowest and highest values were EUR 2.6 million and EUR 10.5 million, respectively (2012: EUR 3.3 million and EUR 7.4 million).

Credit spread risk

The Bank manages the exposure to credit spread movements by calculating the sensitivity of the positions to a 0.01% change in credit spreads.

In 2013, the credit spread limit was increased from EUR 0.90 million to EUR 2.275 million to reflect the incorporation of the portfolio of assets corresponding to the size of the Bank’s capital under this limit. At year-end 2013, the exposure was EUR 1.65 million (year-end 2012: EUR 0.56 million excluding the portfolio of assets corresponding to the size of the Bank’s capital).

Liquidity risk

Liquidity risk is defined as the risk of losing earnings and capital due to an inability to meet payment obligations in a timely manner when they become due. Funding liquidity risk occurs when obligations cannot be fulfilled because of an inability to obtain new funding. Market liquidity risk occurs when specific assets cannot be liquidated without significant losses in price.

Liquidity risk management

The Bank manages liquidity risk with the objective to ensure that all payment obligations can be met punctually and that the core activities can be carried out at a reasonable cost. To meet this objective, the Bank seeks to retain access to funding in the capital markets and to maintain an optimal liquidity reserve to protect against market disruptions.

The Bank has a proven record of access to funding. In order to manage market access, the Bank strives to diversify its sources of funding and maintain its relationship with investors. A cornerstone is the Bank’s established funding programmes, supported by the highest possible credit rating assigned to the Bank by the major international rating agencies. The Bank’s AAA/Aaa issuer credit rating was affirmed with stable outlook by S&P on 5 December 2013 and by Moody’s on 28 June 2013. Information on the distribution of the Bank’s funding by geography and investor type is provided in the Treasury section of the Annual Review.

The Bank considers as liquidity all the financial assets held in the treasury portfolios. In the balance sheet, these financial assets are recognised as cash and cash equivalents, placements with credit institutions and investment securities. The liquidity is managed by Treasury in different portfolios with distinct objectives outlined in the Bank’s liquidity policy. Strict rules have been set regarding the eligibility of assets to be warehoused in the portfolios. Overall, the portfolios consist of short-term money market deposits with highly-rated financial institutions, collateralised placements as well as securities issued by highly-rated governments and financial institutions, including covered bonds. A major portion of the assets held qualify as collateral in central bank funding.

The Bank’s liquidity risk management focuses on both short-term liquidity risk and long-term structural liquidity risk. The short-term target is to maintain positive liquidity for the coming 12 months, i.e. available liquidity should be large enough to cover expected payment obligations. Liquidity planning is based on projected cash flows from all assets and liabilities as well as planned loan disbursements. In order to protect against an unnecessarily large need for funding in future periods, caps have been set on long-term liquidity mismatches. The Bank has defined targets for acceptable liquidity gaps in the periods 1-2 years and 2-10 years. A breakdown of the Bank’s assets and liabilities by maturity at year-end 2013 is presented in Note 18.

At year-end 2013, the Bank’s liquidity portfolio and short-term cash instruments covered its estimated liquidity requirement for 343 days. The available liquid assets were sufficient to cover the need for 714 days when including the portfolio of assets corresponding to the size of the Bank’s capital.

Operational risk

The Bank defines operational risk as the risk of direct or indirect losses or damaged reputation due to failure attributable to technology, employees, processes, procedures or physical arrangements, including external events and legal risks.

Operational risk management

The Bank’s status as an international organisation with immunities and privileges granted to the Bank and its personnel, and the fact that the Bank is neither bound by nor under the supervision of any national laws as such, results in a specific need to address potential risks by adopting an extensive set of guidelines, regulations, rules and instructions governing the activities of the Bank and its staff. The Bank’s operational risk management policy is set by the Board of Directors. The policy is complemented by an operational risk management framework comprising the guiding principles for the identification, assessment, monitoring and control of the operational risks that the Bank faces or may face.

NIB’s operational risk management focuses on proactive measures in order to ensure business continuity, the accuracy of information used internally and reported externally, the expertise and integrity of the Bank’s personnel and its adherence to established rules and procedures, as well as on security arrangements to protect the physical and ICT infrastructure of the Bank.

The management of operational risk puts emphasis on training the Bank’s personnel in risk awareness. In the risk and control self-assessment (RCSA) process, risks are identified and their impact assessed by the various functions for their respective fields of expertise. Focus is placed on identification of key risks and on assessing the quality of risk detection and risk mitigation in order to ensure compliance with the Bank’s policies and guidelines. Operational risks are also identified through analysis of results obtained from the Bank’s incident reporting system. Key observations are reported to the management. The Bank strives to continuously build expertise in operational risk management concepts and tools.

(1) SEGMENT INFORMATION

Operating segments

The Bank determines and presents operating segments based on the information that is provided internally to the Management. Segment results that are reported to the Management include items directly attributable to that segment as well as other items allocated on a reasonable basis.

In its segment reporting, NIB divides its operations into two major segments: lending and treasury operations. Treasury operations consist of asset and liability management and portfolio management.

The Treasury’s two sub-segments for 2013 are not directly comparable with the previous year’s figures due to regrouping of Treasury portfolios at the beginning of 2013.

	Lending	Asset and liability management	Portfolio management	Treasury Total	Total	Lending	Asset and liability management	Portfolio management	Treasury Total	Total
(Amounts in EUR 1,000)	2013	2013	2013	2013	2013	2012	2012	2012	2012	2012
Net interest income	136,301	29,296	78,606	107,903	244,204	122,893	55,210	73,590	128,800	251,693
Commission income and fees received	9,101			1,097	10,199	10,015			604	10,620
Commission expense and fees paid	-535			-1,919	-2,454	-583			-1,639	-2,223
Net profit on financial operations	3,422			16,418	19,840	-6,869			50,157	43,288
Foreign exchange gains and losses	-			-384	-384	-			-221	-221
Administrative expenses	-30,279			-4,938	-35,217	-29,743			-4,548	-34,291
Depreciation	-2,345			-1,247	-3,592	-2,357			-1,253	-3,611
Impairment of loans	-15,385			-	-15,385	-56,050			-	-56,050
Profit/loss for the year	100,280			116,930	217,210	37,305			171,900	209,205
Assets	14,720,857			8,769,084	23,489,941	15,194,606			10,788,305	25,982,911
Liabilities and equity	14,720,857			8,769,084	23,489,941	15,194,606			10,788,305	25,982,911

Due to rounding, the total of individual items may differ from the reported sum.

Geographical segments

The table below is based on the region where the borrowers reside, according to the domicile of the borrower’s group headquarters.

(Amounts in EUR 1,000)	2013 Net interest income	2012 Net interest income
Member countries
Denmark	14,450	9,623
Estonia	1,412	1,067
Finland	26,997	26,192
Iceland	4,742	4,835
Latvia	3,820	3,656
Lithuania	2,534	1,960
Norway	16,844	16,782
Sweden	32,347	27,506
Total, member countries	103,148	91,621

Non-member countries
Africa	2,010	2,274
Asia	11,746	12,444
Europe and Eurasia	13,665	10,180
Latin America	4,985	5,499
Middle East	747	875
Total, non-member countries	33,153	31,272
Total, net interest income from lending	136,301	122,893

(2) INTEREST INCOME AND INTEREST EXPENSE

(Amounts in EUR 1,000)	2013	2012
Interest income
Cash and cash equivalents	4,913	7,600
Debt securities	95,543	122,083
Loans outstanding	303,185	363,614
Other interest income	538	767
Total, interest income [1]	404,179	494,064

Interest expense
Short-term amounts owed to credit institutions	185	2,692
Long-term amounts owed to credit institutions	3	419
Debts evidenced by certificates	717,089	681,660
Swap contracts and other interest expenses, net	-557,301	-442,400
Total, interest expense [2]	159,975	242,370

1 Including interest income from financial assets recognised at amortised cost EUR 369,412 (449,463) thousand.

2 Including interest expense from financial liabilities recognised at amortised cost EUR 142,965 (178,461) thousand.

(3) COMMISSION INCOME AND FEES RECEIVED

(Amounts in EUR 1,000)	2013	2012
Commitment fees	2,906	4,061
Loan disbursement fees	5,543	5,839
Guarantee commissions	-	23
Premiums on prepayments of loans	1,379	276
Commissions on lending of securities	370	421
Total, commission income and fees received	10,199	10,620

(4) NET PROFIT/LOSS ON FINANCIAL OPERATIONS

Net profit/loss on financial operations included in profit or loss for the period in the table below are presented in the statement of comprehensive income as follows:

(Amounts in EUR 1,000)	2013	2012
Bonds held at fair value, realised gains and losses	3,123	4,502
Floating Rate Notes held at fair value, realised gains and losses	3,297	-160
Derivatives held at fair value, realised gains and losses	-2,757	-3,941
Other financial placements held at fair value, realised gains and losses	13	-107
Financial instruments held at fair value, realised gains and losses, total	3,676	294
Bonds held at fair value, unrealised gains and losses [1]	-15,114	25,228
Floating Rate Notes held at fair value, unrealised gains and losses [3]	11,281	27,863
Derivatives held at fair value, unrealised gains and losses [2]	11,813	-10,955
Commercial paper held at fair value, unrealised gains and losses [1]	-125	12
Other financial placements held at fair value, unrealised gains and losses [4]	3,409	-6,762
Financial instruments held at fair value, unrealised gains and losses, total	11,265	35,387
Bonds held at amortised cost, realised gains and losses [5]	4,684	9,475
Floating rate notes held at amortised cost, realised gains and losses [5]	-3,363	-3,185
Financial instruments held at amortised cost, realised gains and losses, total	1,321	6,290
Adjustment in fair value of hedged loans [2]	-138,482	97,586
Adjustment in fair value of derivatives hedging loans [2]	138,138	-98,591
Adjustment in fair value of hedged debts evidenced by certificates [2]	606,330	-292,974
Adjustment in fair value of derivatives hedging debts evidenced by certificates [2]	-603,692	292,598
Adjustment to hedge accounting, unrealised gains and losses of fair value hedges, total	2,294	-1,381
Repurchase of NIB bonds, other items	1,284	2,699
Total, net profit/loss on financial operations	19,840	43,288

1 Fair value is determined according to market quotes for identical instruments (Level 1).

2 Fair value adjustment is determined using valuation techniques with observable market inputs (Level 2).

3 The fair value adjustments are mainly determined using market quotes for identical instruments (Level 1). The fair value measurements of treasury claims have been determined using valuation techniques with unobservable market inputs (Level 3).

4 Fair value is determined using valuation techniques with unobservable market inputs (Level 3).

5 These sales were made as these financial assets no longer met NIB’s investment policy.

(5) GENERAL ADMINISTRATIVE EXPENSES

(Amounts in EUR 1,000)	2013	2012
Staff costs	25,617	24,292
Wages and salaries	20,771	19,254
Social security costs	457	440
Other staff costs	4,389	4,598
Pension premiums in accordance with the Finnish state pension system	5,425	4,831
Other pension premiums	1,459	1,316
Office premises costs	1,279	1,208
ICT service charges	2,714	2,945
Other general administrative expenses	7,444	8,112
Cost coverage, NDF and NEFCO	-986	-903
Cost coverage, rental income and other administrative income	-699	-698
Total	42,255	41,103

Host country reimbursement according to agreement with the Finnish Government	-7,038	-6,812
Net	35,217	34,291

Remuneration to the auditors
Audit fee [1]	103	120
Other audit-related service fees	1	-
Total remuneration	104	120

1 The cost of issuing comfort letters and certificates in relation to the borrowing operations of the Bank is included in the audit fee.

Average number of employees in permanent positions 1

	2013	2012
Average number of employees	183	180
Average age of employees	46	46
Average period (years) of employment	11	11

Distribution by gender [1]
All employees	183	180
Females	81	82
Males	102	98
Executive Committee (including the President)
Females	1	1
Males	6	6
Professional staff
Females	57	53
Males	87	81
Clerical staff
Females	23	28
Males	9	11

1 The figures comprise staff in permanent positions including the President.

Compensation for the Board of Directors, the Control Committee, the President and the Executive Committee

Compensation for the Board of Directors (BoD) and the Control Committee (CC) is set by the Board of Governors (BoG). The compensation consists of fixed annual remuneration and an attendee allowance. The members of the BoD and the CC are also entitled to reimbursement of travel and accommodation expenses and a daily allowance in accordance with the Bank’s travel policy.

The BoD makes decisions concerning the appointment and remuneration of the President. As a rule, the President is appointed on a fixed-term contract for five years at a time, but the existing contract can also be prolonged for a shorter period. The President decides upon the employment of the Executive Committee (ExCo) members. The members of the ExCo are normally employed for an indefinite period of time. The period of notice is six months. The President is authorised by the BoD to make decisions regarding compensation within the scope of the Staff Policy, Staff Regulations and the Financial Plan. The remuneration package for the members of the ExCo includes a fixed base salary and customary taxable benefits, which are in principle the same for all staff at the managerial level. In addition to this remuneration package, the members of the ExCo enjoy other benefits common to all staff (e.g. health care, supplementary group pension, insurance coverage and staff loans). The Bank can pay performance premiums of up to three months’ salary for excellent and extraordinary performance. The percentage available for performance premiums is determined annually. For 2013, a total of 3% of the estimated salary costs was available. All personnel are eligible for performance premiums.

Compensation for the BoD, the CC, the President and the ExCo is presented in the table below:

(Amounts in EUR)	2013 Compensation/ Taxable income	2012 Compensation/ Taxable income
Board of Directors
Chairman
annual remuneration	13,258	13,258
attendee allowance	1,505	1,828
Other Directors and Alternates (15 persons)
annual remuneration	76,242	74,036
attendee allowance	13,536	15,048
Control Committee
Chairman
annual remuneration	4,375	4,375
attendee allowance	430	430
Other members (9 persons)
annual remuneration	16,272	16,021
attendee allowance	3,456	3,168
President [1]	600,763	631,309
Members of the Executive Committee (6 persons)	2,047,238	1,858,618

1 The figures include the cost for the former President for the period 01-03/12 and the cost for the current President for the period 04-12/12

Pension obligations

NIB is responsible for arranging pension security for its employees. The current pension arrangement consists of pensions based on the Finnish state pension system (VaEL Pension) as the basis for the pension benefits. The VaEL Pension is calculated on the basis of the employee’s annual pensionable income and the applicable age-linked pension accrual rate. The employer’s pension contribution in 2013 was 18.55% of the pensionable income. The employee’s pension contribution was either 5.15% or 6.5%, depending on the employee’s age. NIB pays this contribution for the permanent staff and it is taxed as a benefit for the employee.

In addition to the VaEL Pension, the Bank has taken out a supplementary group pension insurance policy for all its permanently employed staff, including the President. This pension insurance is based on the principle of a defined contribution. The insurance premium, 6.5%, is calculated on the basis of the employee’s taxable income and paid until the age of 63.

The employer’s pension contribution regarding the President amounted to EUR 184,145 of which EUR 33,653 comprised supplementary pension premiums. The corresponding figures for the ExCo members were EUR 705,463 and EUR 213,193.

Staff loans

Staff loans can be granted to permanently employed staff members who have been employed by the Bank for a period of at least one year. The staff loans are granted by a commercial bank, subject to a recommendation from NIB.

At present, the maximum loan amount is EUR 200,000. The employee pays interest on the loan in accordance with the official base rate established by the Ministry of Finance in Finland (0.5% in July–December 2013). The same interest rates, terms and conditions are applicable to all the employees of the Bank, including the President and the ExCo members.

As of 31 December 2013, there were no staff loans to the President or the ExCo members outstanding (-).

Additional benefits for expatriates

Professional staff (including Executive Committee members) who move to Finland for the sole purpose of taking up employment at the Bank are entitled to certain expatriate benefits, such as an expatriate allowance and a spouse/family allowance. In addition, NIB assists the expatriate e.g. in finding accommodation, usually by renting a house or a flat in its own name. The staff member reimburses the Bank a part of the rent, which is equal to at least the taxable value of the accommodation benefit established annually by the Finnish National Board of Taxes.

Rental agreement

NIB owns its headquarters office building in Helsinki. The building’s total area is 18,500 m2. The Bank rents office space totalling 2,028 m2 adjacent to its main office building. A total of 2,402 m2 is rented to external parties. Furthermore, in 2013 the Bank rented office space totalling 162 m2 in Beijing and Moscow.

(6) IMPAIRMENT OF LOANS

(Amounts in EUR 1,000)	2013	2012
Credit losses from loans	-	-
Credit losses on receivables from defaulted lending counterparties	19,988	19,620
Allowances for impairment net change, individually assessed	18,034	17,133
Allowances for impairment net change, collectively assessed	-3,210	40,000
Reversals of previously recorded allowances for credit losses	-19,428	-20,703
Impairment of loans and other assets	15,385	56,050

See also Note 8.

(7) FINANCIAL PLACEMENTS

The debt securities were issued by the following counterparties:

(Amounts in EUR million)	2013	2012
Governments	1,395	1,375
Public institutions	1,215	1,063
Other	2,733	2,811
Total, debt securities	5,343	5,249

The distribution of the Bank’s debt security portfolios was as follows:

	Book value		Fair value
(Amounts in EUR million)	2013	2012	2013	2012
Held at fair value	2,752	2,600	2,752	2,600
Held at amortised cost	2,592	2,649	2,703	2,800
Total, debt securities	5,343	5,249	5,454	5,399

Of these debt securities, EUR 3,775 (3,515) million is at fixed interest rates and EUR 1,569 (1,734) million at floating interest rates.

Reclassified securities

The Bank reclassified financial assets out of the held-for-trading portfolio to the held-to-maturity portfolio during 2008 because these assets are no longer held for the purpose of being sold in the near term. At the same time, assets recognised among cash and cash equivalents became financial placements and are not included in net liquidity. All the reclassifications took place at the fair value at the date of reclassification. The reclassified cost will be amortised over the instrument’s expected remaining lifetime through interest income using the effective interest method.

(Amounts in EUR million)	Book value	Fair value	Unrecognised adjustments to fair value
2013	169	164	-4
2012	297	275	-22
2011	409	370	-39
2010	505	483	-22
2009	606	585	-21
2008	684	630	-54
1 Sep 2008	762	715	-47

(Amounts in EUR million)	2013	2012	2011	2010	2009	2008
Recognised interest income due to reclassification	-1.4	-6.1	-7.3	-8.6	-8.6	-1.5
Change in unrecognised adjustment to fair value	17.4	17.4	-17.7	-0.2	32.6	-7.3
Impact on profit if the reclassification had not been implemented	16.1	11.3	-25.0	-8.7	24.0	-8.8

(8) LOANS OUTSTANDING AND GUARANTEE COMMITMENTS

Loans outstanding were distributed as follows over the Bank’s three loan facilities:

(Amounts in EUR million)	2013	2012
Ordinary Loans
Investment loans in the member countries	11,848	11,952
Investment loans in other countries	511	535
Regional loans in the Nordic countries	3	4
Adjustment to hedge accounting	226	346
Total	12,587	12,837

Project Investment Loans (PIL)
Africa	195	221
Asia	957	1,100
Europe and Eurasia	411	388
Latin America	398	419
Middle East	57	70
Adjustment to hedge accounting	16	34
Total	2,034	2,232

Environmental Investment Loans (MIL)	83	102

Collective impairment	-37	-40
Total, loans outstanding	14,667	15,131

The figure for loans outstanding, EUR 14,667 (15,131) million, includes medium-term notes (MTN) of EUR 966 (1,461) million. These are held at amortised cost unless they form a part of a qualifying hedging relationship with a derivative. In a hedge accounting relationship, the MTNs are recognised at fair value.

Loans outstanding at floating interest rates amounted to EUR 12,181 (12,495) million, while those at fixed interest rates amounted to EUR 2,281 (2,296) million. There were no guarantee commitments (-) under Ordinary Lending as of 31 December 2013.

The Bank views forbearance to be modification of loan agreements when the counterparty is considered to be unable to meet the terms and conditions of the contract due to financial difficulties. Modification of the terms and conditions of the contract may include, for example, reduction of the interest rate, principal, accrued interest or rescheduling of the payment dates of principal and/or interests, and has an actual effect on the future cash flows. Loan forbearance is granted on a selective basis and in purpose to avoid counterparty default in favour of the Bank’s collection opportunities. The Bank’s watch-listed counterparties’ loans have been scrutinized for forbearance, and a procedure for recognition of future forbearance occurrences is being developed. Counterparties under forbearance activities are moved to the watch list, and are subject to the impairment policies of the Bank. As of 31 December 2013, a total of EUR 125.6 (-) million of Ordinary Loans and EUR 9.1 (10.7) million of Project Investment Loans from the Bank’s loans outstanding before impairments is affected by forbearance, and respectively after impairments EUR 125.6 (-) million of Ordinary Loans, EUR 1.2 (3.5) million of Project Investment Loans. The loans affected by forbearance amounted to interest income of EUR 4.2 million in 2013. See also Risk Management, Credit risk monitoring.

As of December 2013, there was one (-) non-performing MIL loan totalling EUR 29.9 million. See also Accounting policies, Impairment of loans and receivables.

A total of EUR 156.6 (158.3) million has been deducted from the Bank’s loans outstanding and from lending claims in “other assets”. Specific allowances for impairment amounted to EUR 119.8 million and collectively assessed allowances amounted to EUR 36.8 million. During 2013, no (22.8) lending transactions were converted into claims under “other assets”. The following changes in allowances for impairment and effects of foreign currency movements are recognised in the statement of comprehensive income under impairment of loans and foreign exchange gains and losses.

Specific and collective allowances for impairment

(Amounts in EUR million)	2013	2012
Balance at 1 January	158.3	126.9
Allowances for impairment, individually assessed	44.0	16.7
Allowances for impairment, collectively assessed	-3.2	40.0
Reversals of previously recorded allowances for impairment	-42.5	-25.3
Balance at 31 December	156.6	158.3

See also Note 6.

The distribution of allowances for impairment was as follows:

(Amounts in EUR million)	2013	2012
Distribution by loan facility
Ordinary Loans	2.2	21.6
Project Investment Loans (PIL)	44.3	7.2
Allowances for impairment, loans outstanding	46.5	28.8
Collective impairment	36.8	40.0
Impairment losses on defaulted loan customers, other assets	73.3	89.5
Total	156.6	158.3

In 2013, NIB reorganized its lending activities; the business areas Heavy industry and mechanical engineering and Consumer goods and services were combined into Industries and services. The lending activities are thus carried out in four areas: Energy and environment; Financial institutions and SMEs; Industries and services; and Infrastructure, transportation and telecom.

(Amounts in EUR million)	2013	2012
Distribution by NIB business areas
Energy & Environment	4.4	15.2
Financial Institutions & SMEs	-	-
Industries and Services	5.6	7.0
Infrastructure, Transportation and Telecom	36.5	6.6
Allowances for impairment, loans outstanding	46.5	28.8
Collective impairment	36.8	40.0
Impairment losses on defaulted loan customers, other assets	73.3	89.5
Total	156.6	158.3

As of 31 December 2013, loans agreed but not yet disbursed amounted to the following:

(Amounts in EUR million)	2013	2012
Loans agreed but not yet disbursed
Ordinary Loans	955	909
Project Investment Loans	390	656
Environmental Investment Loans	29	47
Total, loans agreed but not yet disbursed	1,374	1,613

The amounts set forth above for loans agreed but not yet disbursed include loans in considerable amounts, where certain conditions, primarily interest rate conditions, may not yet have been finally approved.

Distribution according to NIB business areas

(Amounts in EUR million)	2013 Share, in %		2012 Share, in %
Loans outstanding as of 31 December
Energy & Environment	4,318	30%	4,590	31%
Financial Institutions & SMEs	1,784	12%	2,019	14%
Industries and Services	5,528	38%	5,362	36%
Infrastructure, Transportation and Telecom	2,832	20%	2,820	19%
Collective impairment	-37		-40
Adjustments to hedge accounting	242		380
Total	14,667	100%	15,131	100%

Loans disbursed
Energy & Environment	382	20%	608	26%
Financial Institutions & SMEs	275	14%	225	10%
Industries and Services	889	46%	719	31%
Infrastructure, Transportation and Telecom	376	20%	803	34%
Total	1,922	100%	2,355	100%

Currency distribution of loans outstanding

	Ordinary loans		PIL loans		Total ¹
(Nominal amounts in EUR million)	2013	2012	2013	2012	2013	2012
Currency
Nordic currencies	3,864	4,240	69	67	3,933	4,307
EUR	7,044	6,698	683	721	7,773	7,472
USD	1,350	1,383	1,189	1,366	2,574	2,795
Other currencies	104	170	77	44	183	216
Total	12,362	12,490	2,018	2,198	14,462	14,790
Adjustment to hedge accounting	226	346	16	34	242	380
Collective impairment					-37	-40
Total, loans outstanding	12,587	12,837	2,034	2,232	14,667	15,131

¹ The total amount also includes EUR 83 million (102) in Environmental Investment Loans (MIL)

Distribution of loans outstanding and guarantees by various types of security

The following table shows loans outstanding, including guarantee commitments, distributed by type of security:

	2013		2012
(Amounts in EUR million)	Amount	Share, in %	Amount	Share, in %
Loans to or guaranteed by governments
Loans to or guaranteed by member countries	377		355
Loans to or guaranteed by other countries	1,258		1,426
Loans to or guaranteed by governments, total	1,635	11.3%	1,781	12.1%

Loans to or guaranteed by local authorities in member countries	929	6.4%	759	5.1%
Loans to or guaranteed by companies owned 50% or more by member countries or local authorities in member countries	1,123	7.8%	1,032	7.0%
Loans to or guaranteed by banks	1,142	7.9%	1,158	7.8%
Other loans
Backed by a lien or other security in property	658		615
With a guarantee from the parent company and other guarantees	1,289		1,321
With a negative pledge clause and other covenants	7,685		8,121
Without formal security	1		4
Other loans, total	9,633	66.6%	10,061	68.0%

Collective impairment	-37		-40
Total	14,425	100.0%	14,750	100.0%
Adjustment to hedge accounting	242		380
Total, loans outstanding	14,667		15,131

According to NIB’s Statutes, the member countries shall cover the Bank’s losses arising from failure of payment in connection with PIL loans up to the following amounts:

(Amount in EUR 1,000)	2013 Amount of guarantee	2013 Share, in %	2012 Amount of guarantee	2012 Share, in %
Member country
Denmark	377,821	21.0%	377,821	21.0%
Estonia	13,139	0.7%	13,139	0.7%
Finland	344,860	19.2%	344,860	19.2%
Iceland	15,586	0.9%	15,586	0.9%
Latvia	19,058	1.1%	19,058	1.1%
Lithuania	29,472	1.6%	29,472	1.6%
Norway	329,309	18.3%	329,309	18.3%
Sweden	670,755	37.3%	670,755	37.3%
Total	1,800,000	100.0%	1,800,000	100.0%

According to NIB’s Statutes, the member countries shall cover 100% of the Bank’s losses arising from failure of payment in connection with MIL loans up to the following amounts:

(Amount in EUR 1,000)	2013 Amount of guarantee	2013 Share, in %	2012 Amount of guarantee	2012 Share, in %
Member country
Denmark	70,113	23.4%	70,113	23.4%
Estonia	2,190	0.7%	2,190	0.7%
Finland	51,377	17.1%	51,377	17.1%
Iceland	3,187	1.1%	3,187	1.1%
Latvia	3,176	1.1%	3,176	1.1%
Lithuania	4,912	1.6%	4,912	1.6%
Norway	61,324	20.4%	61,324	20.4%
Sweden	103,720	34.6%	103,720	34.6%
Total	300,000	100.0%	300,000	100.0%

The Bank’s Board of Directors has decided to call on the MIL guarantees due to non-payment of one MIL loan. The execution of the decision will start in 2014.

(9) INTANGIBLE ASSETS, TANGIBLE ASSETS (PROPERTY AND EQUIPMENT)

The Bank’s intangible assets amounted to EUR 5.1 (4.4) million.

(Amounts in EUR 1,000)	Computer software development costs, total 2013	Computer software development costs, total 2012
Intangible assets
Acquisition value at the beginning of the year	22,499	20,771
Acquisitions during the year	2,440	1,727
Sales/disposals during the year	-	-
Acquisition value at the end of the year	24,939	22,499

Accumulated amortisation at the beginning of the year	18,053	16,212
Amortisation according to plan for the year	1,775	1,841
Accumulated amortisation on sales/disposals during the year	-	-
Accumulated amortisation at the end the of the year	19,828	18,053
Net book value	5,111	4,446

As of 31 December 2013, the historical cost of buildings and land was recognised in the statement of financial position (net of depreciation on the buildings in accordance with the depreciation plan) at EUR 23.7 (24.3) million.

The value of office equipment and other tangible assets is recognised at EUR 6.0 (5.5) million.

2013

(Amounts in EUR 1,000)	Buildings	Office equipment and other tangible assets	Total
Tangible assets
Acquisition value at the beginning of the year	33,769	17,908	51,677
Acquisitions during the year	-	1,635	1,635
Sales/disposals during the year	-	-187	-187
Acquisition value at the end of the year	33,769	19,356	53,126

Accumulated depreciation at the beginning of the year	9,424	12,398	21,822
Depreciation according to plan for the year	673	1,144	1,817
Accumulated depreciation on sales/disposals during the year	-	-154	-154
Accumulated depreciation at the end of the year	10,097	13,388	23,486
Net book value	23,672	5,968	29,640

On each closing date, the Bank’s assets are assessed to determine whether there is any indication of an asset’s impairment. As of 31 December 2013, there were no indications of impairment of the intangible or tangible assets.

2012

		Office equipment and other
(Amounts in EUR 1,000)	Buildings	tangible assets	Total
Tangible assets
Acquisition value at the beginning of the year	33,769	17,304	51,074
Acquisitions during the year	-	871	871
Sales/disposals during the year	-	-268	-268
Acquisition value at the end of the year	33,769	17,908	51,677

Accumulated depreciation at the beginning of the year	8,750	11,518	20,268
Depreciation according to plan for the year	673	1,097	1,770
Accumulated depreciation on sales/disposals during the year	-	-216	-216
Accumulated depreciation at the end of the year	9,424	12,398	21,822
Net book value	24,346	5,510	29,856

(10) DEPRECIATION

(Amounts in EUR 1,000)	2013	2012
Intangible assets	1,775	1,841
Tangible assets	1,817	1,770
Buildings	673	673
Office equipment	1,144	1,097
Total	3,592	3,611

(11) OTHER ASSETS

Derivatives are included in “Other assets”.

(Amounts in EUR million)	2013	2012
Interest rate swaps ¹	14,275	14,728
Currency swaps ²	18,133	18,744
Total, nominal amount	32,409	33,471
Netting of nominal amount per derivative	-31,592	-32,017
Derivative receivables, net	816	1,454
Adjustment to hedge accounting and changes in fair value of non-hedging derivatives	493	894
Derivative instruments	1,309	2,348
Receivables from defaulted counterparties	8	10
Other	22	16
Total	1,339	2,374

¹ Interest rate swaps at floating interest rates EUR 4,867 (4,274) million and fixed interest rates EUR 9,408 (10,454) million.

² Currency swaps at floating interest rates EUR 11,341 (12,229) million and fixed interest rates EUR 6,792 (6,515) million.

Derivatives are carried at fair value in the statement of financial position net per contract. Thus, swap contracts with a positive net fair value are recognised in the statement of financial position under “Other assets”, while swap contracts with a negative net fair value are recognised under “Other liabilities”.

Derivative instruments net exposure after collaterals

(Amounts in EUR million)	2013	2012
Derivative instruments in financial position	1,309	2,348
Netting by counterparty	-745	-669
Derivative instruments net per counterparty	564	1,679
Accrued interest net per counterparty	52	196
Net exposure before collaterals	616	1,875
Collateral received	-542	-1,673
Net exposure	75	202

See also Risk Management, Credit Risk, Derivatives.

(12) DEBTS EVIDENCED BY CERTIFICATES AND SWAPS

At year-end, the Bank’s borrowings evidenced by certificates were distributed between the currencies shown in the table below. The table also demonstrates the distribution of borrowings by currency on an after-swap nominal basis.

	Borrowing		Swap contracts payable/receivable		Net currency
(Amounts in EUR million)	2013	2012	2013	2012	2013	2012
Currency
USD	7,025	8,357	-3,830	-4,749	3,194	3,609
AUD	2,396	2,121	-2,396	-2,121	0	-
GBP	1,548	1,928	-1,548	-1,927	0	1
EUR	1,457	1,253	9,369	9,034	10,825	10,287
JPY	1,222	1,785	-1,205	-1,759	16	26
Nordic currencies	1,488	1,493	2,791	3,097	4,279	4,591
Other currencies	2,912	2,415	-2,745	-2,225	167	190
Total	18,048	19,353	435	-650	18,482	18,703

Adjustment to hedge accounting and changes in fair value of non-hedging derivatives	373	979	-128	-596	244	384
Total, borrowing outstanding	18,421	20,332	306	-1,245	18,727	19,087

The table set forth above includes the following medium-term note (MTN) programmes: 196 (237) borrowing transactions in the equivalent amount of EUR 9,301 (9,679) million entered into under the Bank’s euro MTN programme; 9 (10) borrowing transactions in the equivalent amount of EUR 6,579 (6,948) million under the Bank’s US MTN programmes; and 27 (17) borrowing transactions in the equivalent amount of EUR 3,331 (2,582) million under the Bank’s Australian MTN programme. There were no borrowing transactions outstanding under the Bank’s Swedish MTN programme during the years 2013 and 2012. The Bank has established a EUR 2,000 million commercial paper programme in Europe.

Of debt securities issued, the amount of EUR 1,831 (2,366) million is at floating interest rates, while EUR 16,151 (16,921) million is at fixed interest rates. Of the other borrowing transactions, the amount of EUR 13 (14) million is at floating interest rates, while EUR 52 (52) million is at fixed interest rates.

(13) OTHER LIABILITIES

Derivatives are included in “Other liabilities”.

(Amounts in EUR million)	2013	2012
Interest rate swaps ¹	14,253	14,723
Currency swaps ²	18,577	18,062
Total, nominal amount	32,831	32,785
Netting of nominal amount per derivative	-31,580	-31,980
Derivative payables, net	1,251	805
Adjustment to hedge accounting and changes in fair value of non-hedging derivatives	364	298
Derivative instruments	1,615	1,103
Other	8	9
Total	1,623	1,112

¹ Interest rate swaps at floating interest rates EUR 10,882 (11,627) million and fixed interest rates EUR 3,372 (3,095) million.

² Currency swaps at floating interest rates EUR 18,388 (17,893) million and fixed interest rates EUR 189 (169) million.

Derivatives are carried at fair value in the statement of financial position net per contract. Thus, swap contracts with a positive net fair value are recognised in the statement of financial position under “Other assets”, while swap contracts with a negative net fair value are recognised under “Other liabilities”.

Derivative instruments net exposure after collaterals

(Amounts in EUR million)	2013	2012
Derivative instruments in financial position	1,615	1,103
Netting by counterparty	-745	-669
Derivative instruments net per counterparty	870	433
Accrued interest net per counterparty	-125	6
Net exposure before collaterals	745	439
Collateral given	-10	-15
Net exposure	735	424

See also Risk Management, Credit Risk, Derivatives.

(14) AUTHORISED CAPITAL– PAID-IN CAPITAL

The member countries’ portions of authorised capital are as follows:

(Amounts in EUR million)	2013	Share, in %	2012	Share, in %
Member country
Denmark	1,293.9	21.1%	1,293.9	21.1%
Estonia	56.3	0.9%	56.3	0.9%
Finland	1,088.1	17.7%	1,088.1	17.7%
Iceland	58.1	0.9%	58.1	0.9%
Latvia	82.1	1.3%	82.1	1.3%
Lithuania	119.8	2.0%	119.8	2.0%
Norway	1,320.8	21.5%	1,320.8	21.5%
Sweden	2,122.8	34.6%	2,122.8	34.6%
Total	6,141.9	100.0%	6,141.9	100.0%

The member countries’ portions of paid-in capital are as follows:

(Amounts in EUR million)	2013	Share, in %	2012	Share, in %
Member country
Denmark	89.2	21.3%	89.2	21.3%
Estonia	3.1	0.7%	3.1	0.7%
Finland	74.4	17.8%	74.4	17.8%
Iceland	3.9	0.9%	3.9	0.9%
Latvia	4.4	1.1%	4.4	1.1%
Lithuania	6.9	1.6%	6.9	1.6%
Norway	77.1	18.4%	77.1	18.4%
Sweden	159.5	38.1%	159.5	38.1%
Total	418.6	100.0%	418.6	100.0%

(15) STATUTORY RESERVE AND CREDIT RISK FUNDS

At the end of 2013, the Statutory Reserve amounted to EUR 686.3 million, or 11.2% of the Bank’s authorised capital of EUR 6,141.9 million.

The General Credit Risk Fund recognised in “Equity” is built up by means of allocations from prior years’ profits. This fund is established to cover unidentified, exceptional credit losses. The Statutory Reserve and the General Credit Risk Fund together constitute the Bank’s general reserves. The General Credit Risk Fund amounted to EUR 1,112.8 million in 2013.

In accordance with its Statutes, the Bank has a Special Credit Risk Fund for the Project Investment Loan facility (PIL). This fund is primarily designed to cover the Bank’s own risk in respect of this PIL loan facility, which in part is guaranteed by the member countries. In 2013, the fund amounted to EUR 395.9 million. The Bank assumes 100% of any losses under individual PIL loans, up to the amount available at any given time in the Special Credit Risk Fund for PIL. Only after this fund has been fully used can the Board of Directors call the member country guarantees.

Taken together, these credit risk funds (General Credit Risk Fund and Special Credit Risk Fund PIL) amounted to EUR 1,508.8 million as of 31 December 2013.

As part of the terms and conditions of membership, Estonia, Latvia and Lithuania have, as of 1 January 2005, agreed to pay to the Bank’s reserves altogether the amount of EUR 42.7 million in the same proportion as their share of the subscribed capital. In accordance with individual payment agreements, Estonia and Lithuania have paid their shares of the reserves in full by September 2010, and Latvia by 30 September 2012.

(16) COLLATERAL AND COMMITMENTS

Amounts in EUR million	2013	2012
Guarantees issued at nominal amount (Note 8)	-	-
Loans agreed but not yet disbursed (Note 8)	1,374	1,613
Borrowing commitments	10	-
Collateral provided for staff loans ¹	-	-
Callable commitments in financial placements	16	23
Collateral received for collateralised placements [2]	1,126	636
Gross collateral with respect to derivatives exposure
Collateral received ² ³	601	1,783
Collateral given ¹	10	15

¹ Book value.

² Fair value.

³ Including cash EUR 283 million (1,464) and securities EUR 318 million (319) received.

(17) FAIR VALUE OF FINANCIAL INSTRUMENTS

			2013			2012
(Amounts in EUR million)	Carrying amount	Fair value	Difference	Carrying amount	Fair value	Difference
Assets
Cash accounts with banks ¹	101	101	-	106	106	-
Cash equivalents held at fair value ¹	1,406	1,406	-	1,338	1,338	-
Other cash and cash equivalents held at amortised cost ²	250	250	-	1,374	1,374	-
Cash and cash equivalents, total	1,758	1,758	-	2,817	2,817	-
Placements with credit institutions ²	6	6	-	4	4	-
Debt securities held at fair value ¹ ³	2,752	2,752	-	2,600	2,600	-
Other debt securities held at amortised cost ¹	2,592	2,703	111	2,649	2,800	151
Debt securities, total	5,343	5,454	111	5,249	5,400	151
Other financial placements at fair value ¹ ³	24	24	-	22	22	-
Hedged loans outstanding in fair value hedging relationships ²	2,518	2,518	-	2,668	2,668	-
Loans outstanding, other ²	12,149	12,155	6	12,463	12,459	-4
Loans outstanding, total	14,667	14,673	6	15,131	15,127	-4
Hedging derivatives at fair value ²	1,146	1,146	-	1,956	1,956	-
Other derivatives at fair value ²	163	163	-	392	392	-
Derivatives at fair value, total	1,309	1,309	-	2,348	2,348	-
Receivables from defaulted counterparties at fair value ³	8	8	-	10	10	-
			117			147

Liabilities
Short-term amounts owed to credit institutions ²	372	372	-	1,593	1,592	-1
Long-term amounts owed to credit institutions ²	-	-	-	15	15	-
Hedged debt securities issued in fair value hedging relationships ²	18,157	18,157	-	20,059	20,059	-
Other debt securities issued ²	189	190	1	196	196	-
Debt securities issued, total	18,347	18,347	1	20,255	20,255	-
Hedged other debt in fair value hedging relationships ²	71	71	-	73	73	-
Other debt ²	3	3	-	4	4	-
Other debt, total	74	74	-	77	77	-
Hedging derivatives at fair value ²	1,117	1,117	-	687	687	-
Other derivatives at fair value ²	498	498	-	416	416	-
Derivatives at fair value, total	1,615	1,615	-	1,103	1,103	-
			1			-1
Net			118			146

¹ The fair value is determined according to market quotes for identical instruments.

² The fair value is determined using valuation techniques with observable market inputs.

³ The fair value is determined using valuation techniques with unobservable market inputs.

Level of fair value measurement for financial instruments at the end of the period

The table below analyses financial instruments’ fair value at the end of the year by the level in the fair value hierarchy into which the fair value measurement is categorised. See Accounting policies, Determination of fair value.

	31.12.2013			31.12.2012
(Amounts in EUR million)	Level 1	Level 2	Level 3	Level 1	Level 2	Level 3
Assets
Cash accounts with banks	101			106
Cash equivalents held at fair value	1,406			1,338
Other cash and cash equivalents held at amortised cost		250			1,374
Cash and cash equivalents, total	1,508	250		1,443	1,374
Placements with credit institutions		6			4
Debt securities held at fair value	2,709		43	2,556		44
Other debt securities held at amortised cost	2,703			2,800
Debt securities, total	5,411		43	5,356		44
Other financial placements held at fair value	2		23			22
Hedged loans outstanding in fair value hedging relationships		2,518			2,668
Loans outstanding, other		12,155			12,459
Loans outstanding, total		14,673			15,127
Derivatives		1,309			2,348
Receivables from defaulted counterparties			8 ¹			10 ¹
Financial assets, total	6,921	16,238	74	6,799	18,853	76

Liabilities
Short-term amounts owed to credit institutions		372			1,592
Long-term amount owed to credit institutions					15
Debt securities issued
Hedged debt securities issued in fair value hedging relationships		18,157			20,059
Other debt securities issued		190			196
Hedged other debt in fair value hedging relationships		71			73
Other debt		3			4
Debt securities issued, total		18,421			20,332
Derivatives		1,615			1,103
Financial liabilities, total		20,409			23,043

¹ Receivables from defaulted treasury counterparties are measured at fair value. Receivables from defaulted lending counterparties are measured at cost minus impairment.

Changes in fair values categorised at level 3

	Debt securities held at fair value	Other financial placements held at fair value	Receivables from defaulted counterparties	Level 3, total
31 Dec 2011 (Amounts in EUR million)	60	26	36	121
Matured transactions	-12			-12
Sold transactions			-17	-17
Changes in fair values	-4	-3	-8	-15
31 Dec 2012 (Amounts in EUR million)	44	22	10	76
Matured transactions
Sold transactions	-3		-7	-10
Changes in fair values	2	2	5	9
31 Dec 2013 (Amounts in EUR million)	43	23	8	74

Sensitivity analysis of level 3 financial instruments

			2013			2012
(Amounts in EUR million)	Carrying amount	Favourable change	Unfavourable change	Carrying amount	Favourable change	Unfavourable change
Financial instruments categorised at level 3	74	3	-2	76	3	-1

The table above shows the sensitivity of the fair value of level 3 instruments to changes in key assumptions. The sensitivity analysis of the debt securities valued as level 3 is based on cashflow evaluation on Bloomberg. The implied market spread over reference curve has been changed reflecting a credit migration of the issuer. The fair value for other financial placements in level 3 is received from the funds in question and is based on their present value of cash flows. No quotation exists for these placements.

(18) MATURITY PROFILE

The table set forth below presents assets and liabilities according to their remaining maturities, calculated from closing date to maturity date. The possibility of prepayments is taken into consideration regarding derivative contracts and borrowing transactions. Loans outstanding, however, are reported according to the latest possible repayment date. Those assets and liabilities that do not have a contractual maturity date, as well as all value adjustments, are recognised in the “Undefined” column. See also Notes 11 and 13 and Risk Management, Liquidity Risk.

2013

(Amounts in EUR million)	Up to and including 3 months	Over 3 months and up to and including 6 months	Over 6 months and up to and including 1 year	Over 1 year and up to and including 5 years	Over 5 years and up to and including 10 years	Over 10 years	Undefined	Total
Assets
Cash and cash equivalents	1,358	400	-	-	-	-	0	1,758
Financial placements
Placements with credit institutions	-	-	-	-	-	-	6	6
Debt securities	447	182	372	3,530	627	183	2	5,343
Other	-	-	-	-	-	-	24	24
	447	182	372	3,530	627	183	32	5,373
Loans outstanding	174	484	576	7,529	4,439	1,260	205	14,667
Intangible assets	-	-	-	-	-	-	5	5
Tangible assets	-	-	-	-	-	-	30	30
Other assets
Derivatives
Receivables	880	1,892	2,383	12,581	2,237	1,399	496	21,869
Payables	-814	-1,826	-2,303	-12,162	-2,095	-1,359	-	-20,560
	66	66	80	420	143	39	496	1,309
Other assets	-	-	-	-	-	-	30	30
Payments to the Bank’s reserves, receivable	-	-	-	-	-	-	-	-
Accrued interest and fees receivable	-	-	-	-	-	-	318	318
Total assets	2,044	1,132	1,028	11,479	5,209	1,482	1,116	23,490

Liabilities and equity
Liabilities
Amounts owed to credit institutions
Short-term	372	-	-	-	-	-	-	372
Long-term	-	-	-	-	-	-	-	-
	372	-	-	-	-	-	-	372
Short-term debt	-	-	-	-	-	-	-	-
Debts evidenced by certificates	1,078	1,362	1,753	10,951	2,006	898	373	18,421
Other liabilities
Derivatives
Receivables	-288	-191	-555	-8,238	-1,207	-556	-	-11,036
Payables	345	214	684	8,959	1,437	631	380	12,651
	57	23	129	721	231	75	380	1,615
Other liabilities	-	-	-	-	-	-	8	8
Accrued interest and fees payable	-	-	-	-	-	-	243	243
Total liabilities	1,507	1,385	1,882	11,672	2,236	973	1,004	20,659

Equity	-	-	-	-	-	-	2,831	2,831
Total liabilities and equity	1,507	1,385	1,882	11,672	2,236	973	3,835	23,490

Net during the period	537	-253	-854	-193	2,972	509	-2,719	-
Cumulative net during the period	537	285	-569	-762	2,211	2,719	-	-
Guarantee commitments	-	-	-	-	-	-	-	-
Loans agreed but not yet disbursed	1,374	-	-	-	-	-	-	-

2012

(Amounts in EUR million)	Up to and including 3 months	Over 3 months and up to and including 6 months	Over 6 months and up to and including 1 year	Over 1 year and up to and including 5 years	Over 5 years and up to and including 10 years	Over 10 years	Undefined	Total
Assets
Cash and cash equivalents	2,592	225	-	-	-	-	0	2,817
Financial placements
Placements with credit institutions	-	-	-	-	-	-	4	4
Debt securities	250	116	233	3,885	623	134	8	5,249
Other	-	-	-	-	-	-	22	22
	250	116	233	3,885	623	134	34	5,275

Loans outstanding	237	396	865	6,904	5,055	1,334	340	15,131
Intangible assets	-	-	-	-	-	-	4	4
Tangible assets	-	-	-	-	-	-	30	30
Other assets
Derivatives
Receivables	2,065	1,640	1,244	16,388	3,183	1,858	894	27,271
Payables	-1,889	-1,505	-1,203	-15,500	-3,038	-1,789	-	-24,924
	176	135	41	888	146	69	894	2,348
Other assets	-	-	-	-	-	-	26	26
Payments to the Bank’s reserves, receivable	-	-	-	-	-	-	-	-
Accrued interest and fees receivable	-	-	-	-	-	-	352	352
Total assets	3,255	872	1,140	11,676	5,823	1,537	1,680	25,983

Liabilities and equity
Liabilities
Amounts owed to credit institutions
Short-term	1,593	-	-	-	-	-	-	1,593
Long-term	10	6	-	-	-	-	-	15
	1,603	6	-	-	-	-	-	1,609

Short-term debt	-	-	-	-	-	-	-	-
Debts evidenced by certificates	1,866	1,406	1,221	11,525	2,723	612	979	20,332
Other liabilities
Derivatives
Receivables	-243	-230	-417	-4,935	-1,104	-167	-	-7,095
Payables	269	255	435	5,425	1,250	228	335	8,198
	27	25	18	490	146	61	335	1,103
Other liabilities	-	-	-	-	-	-	9	9
Accrued interest and fees payable	-	-	-	-	-	-	264	264
Total liabilities	3,496	1,436	1,240	12,015	2,869	673	1,589	23,317

Equity	-	-	-	-	-	-	2,666	2,666
Total liabilities and equity	3,496	1,436	1,240	12,015	2,869	673	4,254	25,983

Net during the period	-241	-565	-100	-338	2,955	864	-2,574	-
Cumulative net during the period	-241	-806	-906	-1,244	1,711	2,574	-	-
Guarantee commitments	-	-	-	-	-	-	-	-
Loans agreed but not yet disbursed	1,613	-	-	-	-	-	-	-

(19) INTEREST RATE RISK

Interest rate risk is the impact that fluctuations in market interest rates can have on the value of the Bank’s interest-bearing assets and liabilities and on the interest income recognised in the statement of comprehensive income. The table below provides information on the extent of the Bank’s interest rate exposure. The assets and liabilities are grouped into brackets defined by their time to maturity or the date of the interest rate adjustment. The difference, or gap, between assets and liabilities in each time bracket makes the Bank sensitive to interest rate fluctuations. See also Risk Management, Market Risk.

2013

(Amounts in EUR million)	Up to and including 3 months	Over 3 months and up to and including 6 months	Over 6 months and up to and including 1 year	Over 1 year and up to and including 5 years	Over 5 years and up to and including 10 years	Over 10 years	Undefined	Total
Assets
Cash and cash equivalents	1,358	400	-	-	-	-	0	1,758
Financial placements
Placements with credit institutions	-	-	-	-	-	-	6	6
Debt securities	1,756	121	253	2,533	573	107	2	5,343
Other	-	-	-	-	-	-	24	24
	1,756	121	253	2,533	573	107	32	5,373

Loans outstanding	5,981	6,102	226	867	896	390	205	14,667
Intangible assets	-	-	-	-	-	-	5	5
Tangible assets	-	-	-	-	-	-	30	30
Other assets
Derivatives
Receivables [1]	13,366	4,320	1,832	10,309	1,719	863	496	32,905
Other assets	-	-	-	-	-	-	30	30
Payments to the Bank’s reserves, receivable	-	-	-	-	-	-	-	-
Accrued interest and fees receivable	-	-	-	-	-	-	318	318
Total assets	22,460	10,943	2,311	13,709	3,188	1,359	1,116	55,086

Liabilities and equity
Liabilities
Amounts owed to credit institutions
Short-term	372	-	-	-	-	-	-	372
Long-term	-	-	-	-	-	-	-	-
	372	-	-	-	-	-	-	372

Short-term debt	-	-	-	-	-	-	-	-
Debts evidenced by certificates	1,745	1,622	1,831	10,375	1,756	717	373	18,421
Other liabilities
Derivatives
Payables [1]	22,752	6,695	74	1,740	1,050	519	380	33,211
Other liabilities	-	-	-	-	-	-	8	8
Accrued interest and fees payable	-	-	-	-	-	-	243	243
Total liabilities	24,870	8,318	1,906	12,115	2,806	1,236	1,004	52,255

Equity	-	-	-	-	-	-	2,831	2,831
Total liabilities and equity	24,870	8,318	1,906	12,115	2,806	1,236	3,835	55,086

Net during the period	-2,410	2,625	405	1,594	382	123	-2,719	-
Cumulative net during the period	-2,410	216	621	2,215	2,596	2,719	-	-
Guarantee commitments	-	-	-	-	-	-	-	-

2012

(Amounts in EUR million)	Up to and including 3 months	Over 3 months and up to and including 6 months	Over 6 months and up to and including 1 year	Over 1 year and up to and including 5 years	Over 5 years and up to and including 10 years	Over 10 years	Undefined	Total
Assets
Cash and cash equivalents	2,592	225	-	-	-	-	0	2,817
Financial placements
Placements with credit institutions	-	-	-	-	-	-	4	4
Debt securities	1,969	38	108	2,421	572	134	8	5,249
Other	-	-	-	-	-	-	22	22
	1,969	38	108	2,421	572	134	34	5,275
Loans outstanding	6,150	6,260	229	748	981	423	340	15,131
Intangible assets	-	-	-	-	-	-	4	4
Tangible assets	-	-	-	-	-	-	30	30
Other assets
Derivatives
Receivables [1]	13,618	4,996	1,116	10,324	2,430	988	894	34,366
Other assets	-	-	-	-	-	-	26	26
Payments to the Bank’s reserves, receivable	-	-	-	-	-	-	-	-
Accrued interest and fees receivable	-	-	-	-	-	-	352	352
Total assets	24,329	11,519	1,453	13,492	3,983	1,544	1,680	58,001

Liabilities and equity
Liabilities
Amounts owed to credit institutions
Short-term	1,593	-	-	-	-	-	-	1,593
Long-term	10	6	-	-	-	-	-	15
	1,603	6	-	-	-	-	-	1,609

Short-term debt	-	-	-	-	-	-	-	-
Debts evidenced by certificates	2,969	1,634	1,187	10,676	2,437	449	979	20,332
Other liabilities
Derivatives
Payables [1]	22,766	6,860	88	1,580	955	537	335	33,120
Other liabilities	-	-	-	-	-	-	9	9
Accrued interest and fees payable	-	-	-	-	-	-	264	264
Total liabilities	27,338	8,499	1,275	12,256	3,392	986	1,589	55,335

Equity	-	-	-	-	-	-	2,666	2,666
Total liabilities and equity	27,338	8,499	1,275	12,256	3,392	986	4,254	58,001

Net during the period	-3,009	3,020	178	1,236	591	558	-2,574	-
Cumulative net during the period	-3,009	11	189	1,425	2,016	2,574	-	-
Guarantee commitments	-	-	-	-	-	-	-	-

1 Swaps are not netted.

(20) CURRENCY RISK

NIB’s operations are mostly in euro and US dollars. The table below shows the net of assets and liabilities of the major currencies. See also Risk Management, Market Risk.

Net currency position as of 31 December 2013:

(Amounts in EUR million)	EUR	USD	GBP	JPY	SEK	Other currencies	Fair value adjustments and swap netting	Total
Assets
Cash and cash equivalents	1,317	247	-	-	117	75	-	1,758
Financial placements
Placements with credit institutions	6	-	-	-	-	-	-	6
Debt securities	4,784	411	-	-	34	114	-	5,343
Other financial placements	24	-	-	-	-	-	-	24
	4,814	411	-	-	34	114	-	5,373
Loans outstanding	7,718	2,592	-	16	2,085	2,015	242	14,667
Intangible assets	5	-	-	-	-	-	-	5
Tangible assets, property and equipment	30	-	-	-	-	-	-	30
Other assets
Derivatives	-9,369	3,830	1,548	1,205	-1,769	4,120	1,744	1,309
Other assets	1	27	-	-	-	2	-	30
	-9,367	3,857	1,548	1,205	-1,769	4,122	1,744	1,339
Accrued interest and fees receivable	107	72	23	9	10	102	-6	318
Total assets	4,624	7,180	1,571	1,231	477	6,428	1,980	23,490

Liabilities and equity
Liabilities
Amounts owed to credit institutions
Short-term amounts owed to credit institutions	284	88	-	-	-	-	-	372
Long-term amounts owed to credit institutions	-	-	-	-	-	-	-	-
	284	88	-	-	-	-	-	372
Debts evidenced by certificates
Debt securities issued	1,395	7,025	1,548	1,222	468	6,325	364	18,347
Other debt	62	-	-	-	-	3	9	74
	1,457	7,025	1,548	1,222	468	6,328	373	18,421
Other liabilities
Derivatives	-	-	-	-	-	-	1,615	1,615
Other liabilities	8	-	-	-	-	-	-	8
	8	-	-	-	-	-	1,615	1,623
Accrued interest and fees payable	46	65	23	9	8	98	-6	243
Total liabilities	1,796	7,178	1,571	1,230	476	6,426	1,982	20,659
Equity	2,614	-	-	-	-	-	-	2,614
Total liabilities and equity	4,410	7,178	1,571	1,230	476	6,426	1,982	23,273
Net of assets and liabilities as of 31 Dec 2013	215	2	-	-	1	2	-3	217

Net currency position as of 31 December 2012:
(Amounts in EUR million)	EUR	USD	GBP	JPY	SEK	Other currencies	Fair value adjustments and swap netting	Total
Assets
Cash and cash equivalents	2,399	300	-	-	60	58	-	2,817
Financial placements
Placements with credit institutions	4	-	-	-	-	-	-	4
Debt securities	4,597	493	-	-	44	115	-	5,249
Other financial placements	22	-	-	-	-	-	-	22
	4,623	493	-	-	44	115	-	5,275
Loans outstanding	7,433	2,795	-	26	2,215	2,282	380	15,131
Intangible assets	4	-	-	-	-	-	-	4
Tangible assets, property and equipment	30	-	-	-	-	-	-	30
Other assets
Derivatives	-9,034	4,749	1,927	1,759	-1,954	3,203	1,698	2,348
Other assets	3	21	-	-	-	2	-	26
	-9,032	4,770	1,927	1,759	-1,954	3,205	1,698	2,374
Accrued interest and fees receivable	115	103	23	8	13	100	-10	352
Total assets	5,572	8,460	1,951	1,793	378	5,760	2,069	25,983

Liabilities and equity
Liabilities
Amounts owed to credit institutions
Short-term amounts owed to credit institutions	1,588	5	-	-	-	-	-	1,593
Long-term amounts owed to credit institutions	15	-	-	-	-	-	-	15
	1,604	5	-	-	-	-	-	1,609
Debts evidenced by certificates
Debt securities issued	1,191	8,357	1,928	1,785	367	5,659	968	20,255
Other debt	62	-	-	-	-	4	11	77
	1,253	8,357	1,928	1,785	367	5,663	979	20,332
Other liabilities
Derivatives	-	-	-	-	-	-	1,103	1,103
Other liabilities	9	-	-	-	-	-	-	9
	9	-	-	-	-	-	1,103	1,112
Accrued interest and fees payable	45	94	23	8	10	94	-10	264
Total liabilities	2,911	8,456	1,951	1,793	377	5,757	2,072	23,317
Equity	2,456	-	-	-	-	-	-	2,456
Total liabilities and equity	5,367	8,456	1,951	1,793	377	5,757	2,072	25,774
Net of assets and liabilities as of 31 Dec 2012	205	4	-	-	1	3	-4	209

(21) AVERAGE STATEMENT OF FINANCIAL POSITION

(Amounts in EUR million)	2013	2012
Assets
Cash and cash equivalents	2,806	3,196
Financial placements
Placements with credit institutions	5	4
Debt securities	5,186	5,060
Other	21	27
	5,212	5,090

Loans outstanding	14,996	14,542
Intangible assets	5	5
Tangible assets	29	30
Other assets
Derivatives (incl.exchange rate adjustments)	1,816	2,542
Other assets	26	35
	1,842	2,577

Payments to the Bank’s reserves, receivable	-	1

Accrued interest and fees receivable	324	368
Total assets	25,213	25,810

Liabilities and equity
Liabilities
Amounts owed to credit institutions
Short-term amounts owed to credit institutions	1,045	1,740
Long-term amounts owed to credit institutions	4	69
	1,049	1,809

Short-term debt	-	26

Debts evidenced by certificates
Debt securities issued	19,819	19,977
Other debt	76	75
	19,896	20,052
Other liabilities
Derivatives (incl.exchange rate adjustments)	1,264	1,043
Other liabilities	10	12
	1,275	1,055

Accrued interest and fees payable	244	283
Total liabilities	22,463	23,226

Equity	2,750	2,584
Total liabilities and equity	25,213	25,810

The average statement of financial position is calculated on a monthly basis.

(22) RELATED PARTY DISCLOSURES

The Bank provides administrative services to and enters into transactions with the Nordic Development Fund (NDF) and the Nordic Environment Finance Corporation (NEFCO), which have, for the most part, the same owners as NIB. The following table shows the outstanding balance of amounts owed to NDF and NEFCO and the interest paid during the year. The interest paid to these institutions is at normal commercial rates.

(Amounts in EUR 1,000)	Interest from related parties	Interest to related parties	Amounts owed by related parties as of 31 Dec	Amounts owed to related parties as of 31 Dec
2013	-	6	82	84,464
2012	-	535	19	143,411
Rental income (NDF, NEFCO) (Amounts in EUR 1,000)			NDF	NEFCO
2013			138	234
2012			121	209

(23) CASH FLOW STATEMENT

Specification of the change in cash and cash equivalents, net on 31 December:

(Amounts in EUR 1,000)	2013	2012
Cash and balances with banks [1]	101,406	105,647
Short-term placements with credit institutions	529,995	2,076,035
Collateralised placements [2]	1,126,214	635,507
Cash and cash equivalents	1,757,616	2,817,189

Short-term amounts owed to credit institutions [3]	-372,402	-1,593,338
Cash and cash equivalents, net	1,385,213	1,223,851

Change in cash and cash equivalents, net	161,363	304,414

1 Including an initial margin requirement of EUR 688 (1,243) thousand for futures on 31 December.

2 Net exposure after collaterals for collateralised placements EUR 215 (-13) thousand.

3 Of which cash received as collateral EUR 282,651 (1,464,012) thousand.

(24)	EXCHANGE RATES

	EUR rate on 31 Dec 2013		EUR rate on 31 Dec 2012
DKK Danish krone	7.4593		7.461
ISK Icelandic króna	158.15	[1]	170.20	[1]
LVL Latvian lats	0.7028	[2]	0.6977
NOK Norwegian krone	8.363		7.3483
SEK Swedish krona	8.8591		8.582
ARS Argentine peso	8.96413	[3]	6.47531	[3]
AUD Australian dollar	1.5423		1.2712
BRL Brazilian real	3.2576		2.7036
CAD Canadian dollar	1.4671		1.3137
CHF Swiss franc	1.2276		1.2072
CZK Czech koruna	27.427		25.151
GBP Pound sterling	0.8337		0.8161
HKD Hong Kong dollar	10.6933		10.226
JPY Japanese yen	144.72		113.61
MXN Mexican peso	18.0731		17.1845
NZD New Zealand dollar	1.6762		1.6045
PLN Polish zloty	4.1543		4.074
RUB Russian rouble	45.3246		40.3295
SDR Special drawing right	0.895	[4]	0.85776	[4]
SGD Singapore dollar	1.7414		1.6111
TRY Turkish lira	2.9605		2.3551
TWD New Taiwan dollar	41.0584	[3]	38.3098	[3]
USD US dollar	1.3791		1.3194
ZAR South African rand	14.566		11.1727

1 Reuters closing.

2 ECB (European Central Bank) closing per 31 December 2013 rounded to 4 decimals.

3 The exchange rate is calculated using the year-end market rate for USD/relevant currency, which then provides the EUR/relevant currency rate.

4 IMF (International Monetary Fund) closing per 30 December 2013 and per 28 December 2012.

(25) POST BALANCE SHEET EVENTS

There have been no material post balance sheet events that would require disclosure or adjustment to these financial statements. On 6 March 2014, the Board of Directors reviewed and signed the financial statements. These financial statements will be submitted for approval to the Annual Meeting of the Board of Governors scheduled to be held no later than the end of May 2014.

Independent Auditors’ Report to the Control

Committee of the Nordic Investment Bank

Independent auditors’ report on the financial statements

In our capacity as auditors appointed by the Control Committee of the Nordic Investment Bank we have audited the accompanying financial statements of the Bank, which comprise the statement of financial position as at 31 December 2013, and the statement of comprehensive income, statement of changes in equity and statement of cash flows for the year then ended, and notes, comprising a summary of significant accounting policies and other explanatory information.

The Board of Directors’ and the President’s responsibility for the financial statements

The Board of Directors and the President are responsible for the preparation of the financial statements that give a true and fair view in accordance with International Financial Reporting Standards, and for such internal control as they determine is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with International Standards on Auditing. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements give a true and fair view of the financial position of the Nordic Investment Bank as at 31 December 2013, and of its financial performance and its cash flows for the year then ended in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Report on the other requirements

In accordance with the Terms of Engagement our audit also included a review of whether the Board of Directors’ and the President’s administration have complied with the Statutes of the Bank. It is our opinion that the administration of the Board of Directors and the President complied with the Statutes of the Bank.

Helsinki, 7 March 2014

Sixten Nyman	Per Gunslev
Authorised Public Accountant	State Authorised Public Accountant

KPMG Oy Ab	KPMG, Statsautoriseret Revisionspartnerselskab
Mannerheimintie 20 B	Osvald Helmuths Vej 4
00100 Helsinki	2000 Frederiksberg
Finland	Denmark

Statement by the Control Committee of the Nordic Investment Bank on the audit of the administration and accounts on the bank

To the Board of Governors of the Nordic Investment Bank

In accordance with section 17 of the Statutes of the Nordic Investment Bank, we have been appointed to ensure that the operations of the Bank are conducted in accordance with its Statutes and to bear responsibility for the audit of the Bank and annually deliver an auditors’ report to the Board of Governors. Having completed our assignment for the year 2013, we hereby submit the following report.

The Control Committee met during the fiscal year as well as after the Bank’s Financial Statements had been prepared, and the Committee performed the control and examination measures considered necessary. The Annual Report of the Bank was examined at a meeting in Helsinki on 7 March 2014. In carrying out its tasks, the Control Committee received such information and carried out such examination measures as it deemed necessary to assess the Bank’s position in regard to its risks. We have also received the Independent Auditors’ Report, submitted on 7 March 2014 by the authorized public accountants appointed by the Control Committee.

Following the audit, carried out by the independent auditors, we consider that:

•	The Bank’s operations during the financial year have been conducted in accordance with the Statutes; and that
•

The Financial Statements give a true and fair view of the financial position of the Bank as at 31 December 2013 and of its results and financing in 2013. The Statement of Comprehensive Income shows a profit of EUR 217,210,128.68 for the financial period.

We recommend to the Board of Governors that:

•	The allocation of the Bank’s profit for the financial period, as proposed by the Board of Directors, be approved;
•	The Statement of Comprehensive Income and the Statement of Financial Position be adopted; and
•	The Board of Directors and the President be discharged from liability for the administration of the Bank’s operations during the accounting period examined by us.

Helsinki, 7 March 2014

Eva Lindström

Jānis Reirs	Thomas Jensen	Sven Sester

Tuula Peltonen	Ragnheiður Ríkharðsdóttir	Karina Korna

Alina Brazdilienė	Hans Frode Kielland Asmyhr	Åsa Torstensson

Contact information

Jukka Ahonen

Director

Head of Communications

Tel. +358 10 6180295

Jens Hellerup

Director

Head of Funding and Investor Relations

Tel. +358 9 618 11401

Headquarters

Nordic Investment Bank

Fabianinkatu 34

P.O. Box 249

FI-00171 Helsinki, Finland

Tel. +358 10 618 001

Fax +358 10 618 0723

info@nib.int